UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
DANA INCORPORATED
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dana Incorporated
Proxy Statement and Notice of
2022 Annual Meeting of Shareholders
Our Proxy Statement and Annual Report
are Available at www.dana.com/proxy

Dana Incorporated
3939 Technology Drive
Maumee, Ohio 43537
March 10, 2022
Dear Fellow Shareholder:
It is our pleasure to inform you that our 2022 Annual Meeting of Shareholders of Dana Incorporated will be conducted online on Wednesday, April 20, 2022, starting at 8:30 a.m., Eastern Time. Shareholders will be able to listen, vote and submit questions from any remote location with Internet connectivity.
The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.
Whether or not you plan to participate in the 2022 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement or the “Notice and Access” card we have provided.
Sincerely,

James K. Kamsickas Chairman of the Board of Directors

PROXY STATEMENT

Dana Incorporated
Notice of Virtual Annual Meeting of Shareholders
March 10, 2022
Date:	April 20, 2022
Time:	8:30 a.m., Eastern Time
Place:	Online at www.virtualshareholdermeeting.com/DAN2022
This year’s Virtual Annual Meeting of Shareholders will begin promptly at 8:30 a.m., Eastern Time. Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/DAN2022.
We invite you to participate in the Dana Incorporated 2022 Annual Meeting of Shareholders to:
1.	Elect ten (10) Directors for a one-year term expiring in 2023 or upon the election and qualification of their successors;
2.	Act on an advisory vote to approve executive compensation;
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
The record date for the Annual Meeting is February 22, 2022 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting or a Notice of Availability of Proxy Materials to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.
Dana will have a list of shareholders who can vote available for inspection by shareholders for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.
Whether or not you plan to participate in the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone or by the Internet, in the “Notice and Access” card we have provided and in the “Questions and Answers” section of the proxy statement. Please vote your proxy, then follow the instructions in the “Questions and Answers” section below.
By Order of the Board of Directors,

March 10, 2022	Douglas H. Liedberg Senior Vice President, General Counsel & Secretary Chief Compliance & Sustainability Officer
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 20, 2022.
The Proxy Statement and our 2021 Annual Report are available at www.dana.com/proxy.

Dana Incorporated
3939 Technology Drive
Maumee, Ohio 43537
2022 PROXY STATEMENT

QUESTIONS AND ANSWERS
The Board of Directors is soliciting proxies to be used at the Dana Incorporated Annual Meeting of Shareholders to be held virtually on Wednesday, April 20, 2022, beginning at 8:30 a.m., Eastern Time. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 10, 2022.
What is a proxy?
A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana's Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder's or shareholders', as appropriate.
What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters, which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 10, 2022.
What is the purpose of the Annual Meeting?
At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; and iii) ratification of the appointment of Dana’s independent registered public accounting firm. Also, management will report on the state of Dana and respond to questions from shareholders.
What is the record date and what does it mean?
The record date for the Annual Meeting is February 22, 2022 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of our common stock at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the Record Date may vote at the meeting. On February 22, 2022, 144,816,727 shares of our common stock were outstanding, and accordingly, are eligible to be voted.
What are the voting rights of the holders of common stock?
Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

What is “Notice and Access” and why did Dana elect to use it?
We are making the proxy solicitation materials available to shareholders who hold shares electronically via the Internet under the Notice and Access rules and regulations of the SEC. On or about March 10, 2022, we mailed to such shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our shareholders on or about March 10, 2022. The Notice includes information on how to access and review the proxy materials and how to vote via the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting. Shareholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.
I share an address with another shareholder. Why did we receive only one set of proxy materials?
Dana may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice by delivering a single copy of these documents to an address shared by two or more shareholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to shareholders who share an address with another shareholder, unless contrary instructions were received prior to the mailing date.
We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our 2021 Annual Report and/or our Notice, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. To make such a request,
Internet www.proxyvote.com
Telephone 1-800-579-1639
Email sendmaterial@proxyvote.com
If requesting materials by e-mail, the control number found in the box marked by an arrow on the Notice and Access card will need to be provided in the e-mail request.
If your common stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our 2021 Annual Report or the Notice, either now or in the future, please contact your brokerage or bank. If your brokerage or bank is unable or unwilling to assist you, please make such request using the contact information indicated above.
Shareholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our annual reports, proxy statements and/or our notices may do so by submitting a request using the contact information provided in this section.
How do I vote my shares?
If you are a registered shareholder of record as of February 22, 2022, as opposed to a street name holder, you will be able to vote in the following ways: by telephone, by the Internet, by mail, or during the Annual Meeting.
TO VOTE BY TELEPHONE: Call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. (ET), on April 19, 2022.
Use any touch-tone telephone to vote your proxy.
►	Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

(OR)
TO VOTE BY THE INTERNET: www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. (ET), on April 19, 2022.
►	Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.
(OR)
TO VOTE BY MAIL:
►
If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; and iii) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm.
You may revoke a proxy at any time before the proxy is exercised by:
(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;
(2)	submitting another properly completed proxy card that is later dated;
(3)	voting by telephone at a subsequent time; or
(4)	voting by Internet at a subsequent time.
If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.
What is a quorum?
There were 144,816,727 shares of Dana's common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares or 72,408,364 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.
Will my shares be voted if I do not provide my proxy?
For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet, your shares will not be voted at the Annual Meeting.
For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.
When a proposal is not a routine matter, such as the election of directors and the advisory vote on executive compensation and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal.
What vote is required?
Proposal I - Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present online or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. Broker non-votes will not be counted as eligible to vote and, therefore, will have no effect on the outcome of the voting.
Proposal II - Advisory Vote on Executive Compensation: The proposal represents an advisory vote and the results will not be binding on the Board or Dana. If a quorum exists, the affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal III - Ratification of the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).
Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Broadridge Financial Services, will act as the inspector of the Annual Meeting and the tabulator of votes.
How do I participate in the virtual annual meeting?
All shareholders as of the Record Date, or their duly appointed proxies, may participate in the virtual Annual Meeting. Shareholders will be able to log into the virtual annual meeting platform beginning at 8:00 a.m. Eastern Time on Wednesday, April 20, 2022. To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/DAN2022 and enter your 16-digit control number as indicated on the Notice and Access card. Shareholders may submit questions either before or during the meeting.
Who pays for the costs of the Annual Meeting?
Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of approximately $12,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana's common stock.
How can shareholders propose business (other than nominations) for consideration by shareholders at the 2023 Annual Meeting of Shareholders?
Proposals to be Considered for Inclusion in Dana’s Proxy Materials – Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals by November 10, 2022 to consider them for inclusion in our proxy materials for the 2023 Annual Meeting of Shareholders. A shareholder submitting a proposal for inclusion in our proxy materials must comply with Rule 14a-8.
Other Proposals for Consideration at the 2023 Annual Meeting – A shareholder who intends to propose an item of business at the 2023 Annual Meeting of Shareholders (not for inclusion in our proxy materials) must comply with the requirements set forth in our Bylaws. Under Dana's Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2023 Annual Meeting of Shareholders, notice must be received by Dana's Corporate Secretary no later than the close of business on January 20, 2023 and no earlier than the open of business on December 21, 2022.
If Dana moves the 2023 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year's Annual Meeting date (i.e., April 20, 2023), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

Under Dana’s Bylaws, the notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Dana's Bylaws specifying the advance notice and additional requirements for submission of shareholder proposals are available on Dana's website at www.dana.com.
How can shareholders nominate individuals for election as directors for consideration by shareholders at the 2023 Annual Meeting of Shareholders?
Director Nominations for Inclusion in Dana’s Proxy Materials (Proxy Access) – Pursuant to Dana’s Bylaws, a shareholder (or a group of up to 20 shareholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements of our Bylaws may nominate and include in Dana’s proxy materials director nominees constituting up to 25% of Dana’s Board. Notice of a proxy access nomination for consideration at the 2023 Annual Meeting must be received no later than the close of business on November 10, 2022 and no earlier than the open of business on October 11, 2022.
Other Nominations for Consideration at the 2023 Annual Meeting – A shareholder who intends to nominate a person for election as a director at the 2023 Annual Meeting of Shareholders (other than under proxy access) must comply with the requirements set forth in our Bylaws. Under Dana's Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2023 Annual Meeting of Shareholders, notice must be received by Dana's Corporate Secretary no later than the close of business on January 20, 2023 and no earlier than the open of business on December 21, 2022.
If Dana moves the 2023 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year's Annual Meeting date (i.e., April 20, 2023), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.
In All Cases – Whether a nomination is made under our proxy access bylaw or under our advance notice bylaw, a shareholder’s notice to nominate individuals for election to the Board of Directors must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Dana's Bylaws specifying the proxy access, advance notice and additional requirements for submission of nominations are available on Dana's website at www.dana.com.
Where should shareholders send proposals for business and director nominations for consideration at the 2023 Annual Meeting of Shareholders?
All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2023 Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.
How many of Dana's directors are independent?
Dana's Board of Directors has determined that eleven (11) of Dana's twelve (12) current directors are independent and nine (9) of the ten (10) directors being nominated for election are independent. For a discussion of the Board of Directors' basis for this determination, see the section of this proxy statement entitled “Director Independence.”
Does Dana have a Code of Ethics?
Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana's website at www.dana.com.
Is this year's proxy statement available electronically?
Yes. You may view this proxy statement and the proxy card, as well as the 2021 Annual Report, electronically by going to our website at www.dana.com/proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
A copy of Dana's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.
The proxy statement and Dana’s annual report to shareholders are available on our website at www.dana.com/proxy.

EXECUTIVE OFFICERS
Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers serve on Dana’s Executive Leadership Team. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.
Name	Age as of February 22, 2022	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Aziz S. Aghili	63
Executive Vice President and President, Heavy Vehicle (since April 2021), Executive Vice President and President, Off-Highway Drive and Motion Systems (August 2018 to April 2021), President, Off-Highway Drive and Motion Systems (July 2011 to August 2018), Dana Incorporated.
			2011 - Present
Byron S. Foster	53
President, Light Vehicle Drive Systems (since July 2021), Senior Vice President and Chief Commercial, Marketing and Communications Officer (February 2021 to July 2021), Dana Incorporated. Prior to joining Dana, Mr. Foster held senior executive roles at Johnson Controls, Inc., and Adient plc for more than two decades.
			2021 - Present
James K. Kamsickas	55
Mr. Kamsickas has served as Chairman of the Board of Directors since December 2019 and President and Chief Executive Officer of Dana Incorporated since August 2015. Prior to joining Dana, Mr. Kamsickas served as President and Chief Executive Officer of International Automotive Components (IAC) Group S.A., a leading global supplier of automotive interior components and systems. He also served as a member of IAC’s Board of Directors from 2007-2015. Prior to that, he spent 18 years at Lear Corporation in numerous domestic and international positions, ultimately as leader of its Interior Systems Division.
			2015 - Present
Timothy R. Kraus	53
Senior Vice President and Chief Financial Officer (since December 2021), Senior Vice President of Finance and Treasurer (January 2017 to December 2021), Vice President of Finance and Treasurer (December 2016 to January 2017), Dana Incorporated.
			2021 - Present
Douglas H. Liedberg	54
Senior Vice President, General Counsel and Secretary, Chief Compliance and Sustainability Officer (since January 2020), Senior Vice President, General Counsel and Secretary, Chief Compliance Officer (since May 2017), Associate General Counsel (November 2008 to April 2017), Dana Incorporated.
			2017 - Present
Antonio Valencia	56	President, Power Technologies and Senior Vice President, Global Electrification, (since April 2020), Senior Vice President, China and India (January 2016 to April 2020), Dana Incorporated.	2020 - Present

Executive Compensation
Compensation Discussion and Analysis
Introduction
Our Compensation Discussion and Analysis (CD&A) provides information about the executive compensation philosophy, key principles and approaches the Company uses to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers (NEOs) during 2021. This discussion offers context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and it should be read in conjunction with those disclosures.
Our NEOs for 2021 whose compensation is discussed in this CD&A and is included in the related tables are:
Name	Title
James K. Kamsickas	Chairman of the Board and Chief Executive Officer
Timothy R. Kraus	Senior Vice President and Chief Financial Officer
Jonathan M. Collins*	Former Executive Vice President and Chief Financial Officer
Aziz S. Aghili	Executive Vice President and President, Heavy Vehicle
Douglas H. Liedberg	Senior Vice President, General Counsel and Secretary, Chief Compliance and Sustainability Officer
Antonio Valencia	President, Power Technologies and Senior Vice President, Global Electrification
* Mr. Collins voluntarily departed the Company effective December 15, 2021.
Executive Overview
Business Summary
The past year once again brought with it extraordinary challenges as the effects of the COVID-19 pandemic, both direct and indirect, continued throughout 2021. We experienced record raw-material cost inflation, significant supply-chain constraints, and critical labor shortages that continue to impact the global mobility industry. Despite these difficult challenges, our associates around the globe again proved their resilience, delivering world-class employee safety performance while demonstrating Dana’s steadfast commitment to serving our customers in an environment of record demand across all of our end markets.
While we fell short of our financial targets in 2021 due to the aforementioned challenges, we continued the vital work of transforming the company for electrification, of fostering an environment of inclusion and diversity where all ideas are welcomed and every employee feels safe, and of accelerating our commitment to reducing our total annual Scope 1 and Scope 2 greenhouse gas emissions by more than 50 percent five years ahead of our original 2035 goal.
We earned numerous safety, ethics and Top Employer awards in 2021. Dana was named one of America’s Most Responsible Companies by Newsweek for the third consecutive year. In addition, we were selected for the inaugural Sustainability Award from ATZ / MTZ Group and Roland Berger. We were also recognized by a number of our customers, including Caterpillar, General Motors, PACCAR, John Deere and Toyota, among others. Our Spicer ElectrifiedTM e-Powertrain earned the New Power Technology Award and the Achievement of the Year Award at the 2021 Diesel Progress Summit, further demonstrating our innovation capabilities.
Dana’s Compensation Philosophy
The objective of our executive compensation program is to retain, attract, motivate and reward our senior leaders in the successful execution of our strategy. Our long-range enterprise strategy builds on our strong foundation of innovation and technology and leverages our operating model, driving cross functional resource sharing while maintaining a customer centric focus. Our strategy furthers the expansion of our global markets and accelerates the commercialization of new technology, enabling us to sustain our profitable growth trajectory while capitalizing on our position as a leader in electrified mobility. The program is designed to balance short-term performance with long-term growth, offering compensation and benefits that are competitive with executive compensation arrangements provided to executive officers at similar levels at comparably sized companies with whom we compete for talent.

Dana’s executive compensation philosophy is reviewed annually by the Compensation Committee, with a focus on the following key goals:
✓
Reward performance – A substantial percentage of executive pay is performance-based and therefore at risk. Our pay programs reflect our “pay-for-performance” culture that aligns incentives with shareholder interests.
	✓	Drive ownership mentality – We require executives to personally invest in Dana’s success through stock ownership guidelines that require executives to own a significant amount of our stock.
✓
Emphasize long-term incentive compensation – We share a portion of the value created for shareholders with those responsible for the results through our performance-based long-term incentive compensation plans. Performance Shares reward executives for delivering long-term profitability and cash flow performance.
✓
Retain, reward and attract the best talent to achieve superior results – To consistently outperform our competitors, it is crucial that we retain and recruit superior talent capable of driving superior results. We have structured our compensation program to motivate and reward these results.

Dana’s Executive Compensation Practices
Dana’s executive compensation program features many best practices that serve shareholder interests.
	What We Do		What We Don’t Do
►	Base half of our long-term compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	►	No excise tax gross ups.
►	Award incentive compensation based on objective measures.	►	No excessive perquisites.
►	Apply leading practice stock ownership guidelines.	►	No hedging or pledging of Dana stock.
►	Maintain a clawback policy to recapture unearned incentive payments in the event of a restatement of our financial results.	►	No excessive change-in-control or executive severance provisions.
►	Retain an independent compensation consultant.
►	Include double-trigger vesting of equity awards and severance payments upon a change in control.
Say on Pay and Shareholder Engagement
Last year’s advisory vote on executive compensation (Say on Pay) continued to reflect strong support from our shareholders. More than 88% of votes were cast in favor of our pay practices, which we believe demonstrates that our shareholders understand that our executive compensation program is appropriately aligned with their interests. We value feedback from our shareholders and throughout 2021 we remained actively engaged through participation in numerous investor meetings and conferences.
The Compensation Committee considers the favorable Say on Pay vote and other factors explained in our CD&A in evaluating the executive compensation program, and in 2021 approved changes and other refinements to elements of our program to ensure the continued alignment of Dana’s strategy and business goals with shareholders’ long-term interests. Notable recent enhancements include:
►	an increased emphasis on free cash flow and value creation in incentive compensation;
►	incorporating relative performance metrics, including Relative TSR, into our incentive programs;
►	augmenting and expanding executive share ownership requirements; and
►	the elimination of cash perquisite allowances for our NEOs.
Changes to the executive compensation program are described in further detail later in this discussion and analysis.

Relationship Between Dana’s Pay and Performance
Compensation Peer Group
One of the factors our Compensation Committee uses in setting executive compensation is an evaluation of how our target compensation and benefits levels compare with those of similarly situated executives at companies that comprise our executive compensation peer group (Peer Group). Dana’s philosophy for senior executive pay, including NEO pay, is to target a range of +/-15% of the 50th percentile of our Peer Group and general industry market data as provided by the Compensation Committee’s independent compensation consultant. In addition to market data, other factors, such as an individual’s experience, responsibilities and long-term strategic value to Dana, are also considered when making recommendations and decisions on compensation.
The Peer Group used for benchmarking executive pay for all NEOs is made up of companies that are:
►
in similar industries where Dana competes for talent, customers and capital including auto components, high-tech industrial, construction and farm machinery, heavy trucks and other durable goods manufacturers,

►	of similar size (as measured by annual revenue), with a range of approximately 1/3rd to 3x Dana’s revenue that results in a median revenue close to Dana’s, and
►	of similar complexity to Dana (e.g., multi-country and multi-segment).
The Peer Group is reviewed annually by the Compensation Committee and modifications are made to ensure each company in the group meets the above comparison criteria. The 21 companies shown in the table below comprise our Peer Group:
Adient plc	Ingersoll-Rand Inc.
American Axle & Manufacturing Holdings, Inc.	Lear Corporation
BorgWarner Inc.	Meritor, Inc.
Cooper-Standard Holdings Inc.	Navistar International Corporation
Cummins Inc.	OshKosh Corporation
Dover Corporation	Parker-Hannifin Corporation
Eaton Corporation plc	Tenneco Inc.
Emerson Electric Co.	Terex Corporation
Flowserve Corporation	The Timken Company
Fortive Corporation	Trane Technologies plc
Illinois Tool Works Inc.
The Compensation Committee, after review with its executive compensation consultant, determined that each company comprising the 2020 Peer Group continued to meet the comparison criteria with the exception of Delphi Technologies due to the completion of its acquisition by BorgWarner. As a result, Delphi was removed as a compensation peer. Adient was added as a compensation peer based on the criteria described above, including industry similarities and as a direct competitor for executive talent.
Pay for Performance
We believe it is important to look at how NEO realizable pay compares to Dana’s performance because realizable pay is the pay that NEOs actually or could potentially receive and demonstrates how pay is linked to performance. The Compensation Committee and management analyzed the alignment between the pay of our NEOs and Dana’s three-year (2018-2020) performance relative to the Peer Group. The table below provides the definition of realizable pay and the performance metrics that were used for the pay-for-performance comparison.
Realizable Pay and Performance Measurement

Realizable Pay includes base salary, actual bonus payouts and theoretical gains of long-term incentive grants from 2018 through 2020 (“in-the-money” portion of options, all restricted stock awards/units granted and performance award payouts). Long-term incentives include the value of the awards granted at the end of the three-year period, which is not necessarily the value at vesting or exercise.

Note that this differs from the summary compensation table pay, which represents the grant-date fair value of the long-term incentive awards.

For purposes of this analysis, the following financial metrics were used — free cash flow growth, EBITDA growth, ROIC and revenue growth.

The following graphs show the correlation between realizable pay and the financial performance metrics indicated above over the three-year period from 2018 through 2020 for Dana’s CEO and other NEOs, and the CEOs and other NEOs in our Peer Group. Performance is indicated across the horizontal axis (stronger performance from left to right) and compensation is reflected on the vertical axis (higher pay from bottom to top) of each of the graphs. Peers lacking the full three years of data have been excluded from the analysis.

NEO Pay Mix
To align pay levels for our NEOs with Dana’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority (87% of our Chairman and CEO’s target compensation and 74% of the average target compensation of our other NEOs) is performance-based.

Elements of the 2021 Executive Compensation Program
Our annual executive compensation program has three primary pay components: base salary, annual performance-based cash bonuses and long-term equity incentives. We also offer retirement and additional benefits.
COST TO DANA	ELEMENT	KEY CHARACTERISTICS		WHY WE PAY THIS ELEMENT		DETERMINING FACTORS
FIXED	Base salary	►	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	►	Provide base level of competitive cash compensation for retaining and attracting executive talent.	►	Experience, job scope, market data and individual performance.
VARIABLE	Annual cash incentive award	►	Variable compensation payable in cash based on performance-related financial and individual goals.	►	Incentivize high performance levels and reward short-term consolidated and individual performance.	►
Corporate funding pool is based on financial performance metrics (Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow) aligned with the annual operating plan, as well as individual performance goals tied to the delivery of strategic and other objectives.

	Performance share awards (PSAs)	►	PSAs vest after a three-year performance period based on achieving financial and shareholder return metrics.	►	Align the interests of senior executives with those of shareholders around long-term value creation and executive talent retention.	►	Target awards based on job scope, market data and individual performance.
				►	Minimize short-term risk-taking behaviors in the interest of positive long-term results.	►
Payouts are earned on the basis of performance associated with specified financial metrics (Adjusted EBITDA growth and Adjusted Free Cash Flow growth relative to initial baseline targets) and Relative Total Shareholder Return over a three-year period.

	Restricted stock units (RSUs)	►	RSUs vest ratably on the first, second and third anniversary of the grant date.	►	Increase long-term equity ownership and focus executives on providing shareholders with superior investment returns.	►	Target award based on job scope, market data and individual performance.
				►	Vesting terms and ownership guidelines promote retention and a strong linkage to the long-term interests of shareholders.
Base Salary
We provide base salaries to compensate our NEOs for their primary roles and responsibilities, and to provide a stable level of annual compensation. Actual NEO salary levels and increases vary based on the NEO’s role, level of responsibility, experience, individual performance, future potential and market value. In addition, salary increases may be warranted because of a promotion or change in responsibilities.

The Compensation Committee approved the 2021 annualized base salaries shown in the table below. The salary increases for Messrs. Kraus, Aghili and Valencia reflect new or expanded responsibilities assumed during the year. Mr. Kraus was named Senior Vice President and Chief Financial Officer in December 2021. Mr. Aghili assumed responsibility for the Commercial Vehicle Drive and Motion Systems business unit in April 2021 in addition to his existing responsibility for the Off-Highway Drive and Motion Systems business unit. Mr. Valencia’s responsibilities were expanded in connection with his Power Technologies and Electrification roles.
NEO	2020 Salary	2021 Salary
James K. Kamsickas	$1,200,000	$1,250,000
Timothy R. Kraus	$450,036	$600,000(1)
Jonathan M. Collins	$683,000	$716,000
Aziz S. Aghili	$590,000	$650,000
Douglas H. Liedberg	$525,000	$550,000
Antonio Valencia	$463,994(2)	$545,858(2)
(1)	Salary effective upon Mr. Kraus’ appointment as Senior Vice President and Chief Financial Officer.
(2)	Mr. Valencia’s compensation was generally denominated in Swiss francs and was converted to US dollars using a year-end average exchange rate of 1.091715 US dollars per Swiss franc.
Annual Performance-Based Cash Incentive
Our performance-based annual bonus program, the Dana Annual Incentive Plan (AIP), is a cash-based plan intended to motivate and reward employees based on Dana’s consolidated financial results as well as individual performance that drives shareholder value.
The AIP covers approximately 4,000 employees, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO as a percentage of base salary for the upcoming performance period. The NEOs may earn from 0% to 200% of their target incentive opportunity. 80% of the incentive opportunity is based on actual consolidated financial performance compared to targets and 20% is based on individual performance goals focused on driving strategic, operational and other priorities of the business. All NEOs’ performance-related goals are approved by the Compensation Committee.
The 2021 AIP target payout opportunities and results weightings with respect to our NEOs are shown in the table below:
NEO	AIP Target Opportunity (% of Base Salary)	Consolidated Financial Performance Results Weighting	Individual Performance Goals Results Weighting
James K. Kamsickas	125%	80% Consolidated	20% Individual
Timothy R. Kraus	75%	80% Consolidated	20% Individual
Jonathan M. Collins	90%	80% Consolidated	20% Individual
Aziz S. Aghili	80%	80% Consolidated	20% Individual
Douglas H. Liedberg	70%	80% Consolidated	20% Individual
Antonio Valencia	65%	80% Consolidated	20% Individual
Following a Peer Group compensation benchmarking review and an evaluation of our NEOs’ respective roles and responsibilities, the Compensation Committee approved increases to the AIP target opportunities for Messrs. Kraus (from 50% to 75%, corresponding to his appointment as Senior Vice President and Chief Financial Officer of the Company), Aghili (from 75% to 80%), Liedberg (from 65% to 70%) and Valencia (from 60% to 65%) effective with the 2021 plan year. Also effective with the 2021 plan year, the Company’s consolidated results were used in determining the AIP financial performance metrics payout for all plan participants, including our NEOs, to increase incentives promoting an enhanced collaborative operating approach leveraging Dana’s core capabilities. As such, the results weightings applicable to Messrs. Aghili and Valencia no longer separately consider the performance of the business units over which they have responsibility (previously 40% of their target opportunity).

2021 AIP performance was based on four key metrics shown in the table below and was designed to reward the achievement of performance goals at the consolidated and individual levels. Each of the financial performance metrics maintained an equal weighting in the 2021 plan, designed to provide an appropriate level of motivation around profitability, margins and free cash flow, which are key value drivers of our business.
Annual Incentive Plan Metrics	2021 Weighting
Financial Performance Metrics
Adjusted EBITDA	1/3rd	}	80%
Adjusted EBITDA Margin	1/3rd
Adjusted Free Cash Flow	1/3rd
Individual Performance Goals			20%
The Adjusted EBITDA and Adjusted Free Cash Flow measures used in our publicly reported financial results form the basis of the performance metrics that are components of our AIP. Adjustments to EBITDA generally include equity grant expense, restructuring expense, non-service cost components of pension and other postretirement benefits costs and other adjustments not related to our core operations (e.g., gains or losses on debt extinguishment, pension settlements, divestitures and impairments, etc.). Adjustments to Free Cash Flow include discretionary pension contributions. For the purpose of calculating the annual incentive award, an additional adjustment is made to remove the effects of currency exchange rate fluctuations on Adjusted EBITDA and Adjusted EBITDA Margin, which may have a significant impact on our financial results given our international footprint, and which is not within management’s control.
Company Financial Metrics
Dana’s financial performance makes up 80% of the overall AIP awards for the NEOs and is measured by three equally weighted financial metrics: Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow. We believe these metrics are appropriate measures of our underlying earnings, align with our business enterprise strategy and our external financial reporting commitments, and drive shareholder value.

To determine whether annual incentive awards are paid, performance for the year is measured against specified targets for each financial and individual performance goal. Each of the three financial metric targets was based on achieving a level of performance which, at the time, was anticipated to be challenging but attainable. The threshold level was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed a 200% target award is warranted.
AIP Performance
Weighting, target performance, actual performance and the payout associated with each of the 2021 AIP metrics are shown in the table below. Metric weightings and performance ranges approved by the Compensation Committee are intended to complement the rigor inherent in our target-setting processes by further incentivizing the attainment of superior performance outcomes.
AIP Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout (% of Target)
Adjusted EBITDA	1/3rd	$774M	$910M	$1,047M	$795M	37%
Adjusted EBITDA Margin	1/3rd	10.4%	11.0%	11.5%	8.9%	0%
Adjusted Free Cash Flow	1/3rd	$212M	$250M	$287M	$(211M)	0%
Weighted Payout for Financial Metrics						12.4%

Individual Performance Goals
The NEOs’ individual performance makes up 20% of the overall AIP award. For 2021, each executive leader, including our NEOs, was accountable for individual goals focused on driving specific priorities such as, but not limited to, employee safety commitments, quality performance, sales growth, financial performance, operational efficiencies, inclusion and diversity outcomes, sustainability actions and execution of our overall business strategy.

The Compensation Committee reviews the strategic, operational and other individual performance goals for the Chairman and CEO and other NEOs. The Chairman and CEO sets forth each of the other NEO’s individual goals (and the weighting of each goal), subject to approval by the Compensation Committee. The Compensation Committee sets the individual goals and weighting of each goal for the Chairman and CEO.
The Committee recognized the operating and financial challenges experienced during the year and determined to use its discretion to limit the level of achievement of the individual goals to 100% of target for each of the NEOs.
2021 Annual Incentive Plan Results
The annual incentive payments for our NEOs under the 2021 AIP, based on financial and individual performance described above, are shown in the following table. Mr. Collins forfeited his award as a result of his voluntary departure from the Company on December 15, 2021.
NEO	2021 Award
James K. Kamsickas	$467,188
Timothy R. Kraus	$134,550
Aziz S. Aghili	$155,480
Douglas H. Liedberg	$115,115
Antonio Valencia	$106,087
The performance and payout range (threshold, target and maximum incentive opportunity) of annual cash incentives for each of our NEOs is provided in the table titled “Grants of Plan-Based Awards”. The actual award paid, as shown in the table above, is also provided in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.
Long-Term Incentive Program
We believe that Dana’s long-term performance is driven through an ownership culture that rewards executives for creating and maximizing shareholder value. Our Long-Term Incentive Program (LTIP) provides participants, including our NEOs, with incentive awards that serve an important role by balancing short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.
The Compensation Committee approves the amount of the long-term incentive award, which is based on a percentage of the NEO’s base salary. Each NEO’s award opportunity is based on a target dollar value (determined prior to the beginning of the performance period) assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. For 2021, following its market data review, the Compensation Committee approved an increase to Mr. Kamsickas’ LTIP target opportunity to maintain alignment with long-term compensation opportunities afforded chief executive officers of the companies in Dana’s Peer Group. Similarly, the Compensation Committee approved an increase for Mr. Valencia to better align with the market. Mr. Collins forfeited all of his long-term incentive awards, including his 2021 award, as a result of his voluntary departure from the Company.
Half of the total value of the target long-term incentive opportunity is delivered through performance share awards (PSAs) and the other half through restricted stock units (RSUs). We believe both PSAs and RSUs are forms of performance-based incentive compensation because PSAs provide direct alignment with shareholder interests and the value of RSUs fluctuates based on stock price performance.

In addition to requiring achievement of performance criteria in respect of the performance shares, PSAs and RSUs require the NEO to remain employed with Dana for three years from the grant date, unless the NEO departs and is retirement eligible (retirement is defined as age 60 with at least 10 years of service, or age 65 regardless of service) whereby a prorated award is paid. The grant date value of PSAs and RSUs granted to each of our NEOs in 2021 (using the valuation methodologies required by the SEC disclosure rules) is shown in the “Summary Compensation Table”.
Performance Shares
The LTIP is designed to provide PSAs to a select group of senior executives, including our NEOs. PSAs are tied to the achievement of two financial performance measures of equal weight, Adjusted EBITDA and Adjusted Free Cash Flow, and Total Shareholder Return relative to a pre-established index (“Relative TSR”). Each metric is measured over a three-year performance period (2021-2023) and PSAs can be earned from 0% to 200% of target opportunity. This combination of metrics incentivizes performance associated with profitability, cash flow and shareholder return and is intended to drive execution of our long-term financial and strategic objectives while aligning with investor interests. The value of performance shares is also tied to Dana’s stock price performance, which further aligns the executives’ interests with those of shareholders.
The target opportunities of PSAs for the NEOs are shown in the table below:
NEO	PSA 2021 Target Award Opportunity (# shares)
James K. Kamsickas	153,382
Timothy R. Kraus	7,509
Jonathan M. Collins	39,353(1)
Aziz S. Aghili	28,958
Douglas H. Liedberg	22,407
Antonio Valencia	17,773
(1)	All PSAs granted to Mr. Collins were forfeited upon his voluntary departure from the Company on December 15, 2021.
Restricted Stock Units
The other half of the LTIP design consists of RSU awards. We use RSUs to motivate and reward executives for improving long-term stock value and to serve as a retention tool. RSUs are generally granted in February to approximately 175 senior management employees, including our NEOs, and vest ratably on the first, second and third anniversary of the grant date, provided the recipient remains employed by Dana. The RSUs awarded in 2021 to the NEOs are shown in the table below. Mr. Kraus received an additional grant of RSUs upon being named Senior Vice President and Chief Financial Officer. Mr. Aghili received an additional grant of RSUs to recognize his added responsibility for the Commercial Vehicle Drive and Motion Systems business unit. Both grants are shown in the table titled “Grants of Plan-Based Awards at Fiscal Year-End”.
NEO	Number of RSUs Awarded in 2021
James K. Kamsickas	153,382
Timothy R. Kraus	7,509
Jonathan M. Collins	39,353(1)
Aziz S. Aghili	28,958
Douglas H. Liedberg	22,407
Antonio Valencia	17,773
(1)	All RSUs granted to Mr. Collins were forfeited upon his voluntary departure from the Company on December 15, 2021.
Equity awards granted to each of our NEOs are shown in the “Grants of Plan-Based Awards” table and “Summary Compensation Table” below.
2019 LTIP Performance (three-year performance period ending December 31, 2021)
December 31, 2021 marked the end of the three-year performance period for the 2019 LTIP awards. The performance metrics, targets and performance payout ranges for these awards were set and approved by the Compensation Committee in February 2019.

Consistent with the 2018 LTIP, PSAs could be earned by the NEOs based on performance associated with two equally weighted metrics, Adjusted EBITDA Margin and Pre-Tax ROIC, both measured as an average over the three-year performance period. The target levels of achievement for the Adjusted EBITDA Margin metric and the Pre-Tax ROIC metric were established to align with aggressive financial goals set at the beginning of the three-year performance period for each year through 2021.
As a result of the severe impact of the COVID-19 pandemic on our 2020 financial results, the Compensation Committee believed that the results for 2020 did not accurately reflect our management team’s efforts during that year. In response, the Compensation Committee approved an adjustment to our 2020 financial results with respect to the 2019 LTIP, adjusting for the loss of sales due to the global COVID-19 pandemic and providing for a profit contribution at a rate consistent with that experienced in the normal course of business. The adjustment was the same as that made with respect to the 2018 LTIP. The ensuing 2020 pro forma result was then included with the actual performance results of 2019 and 2021 to compute the three-year average and determine the actual award earned in accordance with the 2019 plan design. Although the impact of the pandemic and supply chain disruptions continued during 2021, no adjustments were made to the 2019 or 2021 results for purposes of the 2019 LTIP.
The Compensation Committee believed the adjustments appropriately rewarded executives’ demonstrated leadership throughout the pandemic including a sustained focus on and actions taken to address the ongoing health and safety of our team members across the globe while subsequently navigating the Company through the significant impact of supply chain and labor market disruptions resulting from the pandemic. In deciding to retain the 2020 year’s adjustment for the 2019 PSA payout, the Compensation Committee also carefully considered retention needs in a disruptive labor market, and the potential negative impact on the Company from a lack of any payout on the 2019 PSAs in spite of the efforts of the team over the last two years and our financial results in the years prior to the pandemic.
After the adjustment, the final payout was 24.4% of target, which the Compensation Committee believed was an appropriate balance between recognizing the team’s efforts, retaining an expectation of paying for performance, and considering our stockholders’ interests. The table below summarizes the results of the 2019 LTIP performance period relative to target and the achievement level of the 2019 LTIP awards.
Performance Measures for PSAs Equal Weighting	2019-2021 Targets			2019-2021 Performance (Unadjusted)	2019-2021 Performance (Adjusted)	2021 Actual Award
	Threshold	Target	Maximum
Adjusted EBITDA Margin (3-year average)	11.1%	12.3%	13.5%	9.7%	10.9%	0%
Pre-Tax ROIC (3-year average)	16.0%	20.0%	23.0%	13.1%	17.3%	49%
Weighted Payout:						24.4%
The actual payout of PSAs to the NEOs, awarded as part of the 2019 LTIP and based on the results shown above for the three-year performance period ending December 31, 2021, is reflected in the table below. The realized value of the PSAs granted in 2019 can be found in footnote 3 of the Summary Compensation Table.
NEO	Performance Shares Target Award (# shares)	Performance Share Payout (# shares)
James K. Kamsickas	168,311	41,067
Timothy R. Kraus	9,929	2,422
Jonathan M. Collins	44,903	10,956(1)
Aziz S. Aghili	36,945	9,014
Douglas H. Liedberg	21,721	5,299
Antonio Valencia	8,939	2,180
(1)	Mr. Collins forfeited his long-term incentive award as a result of his voluntary departure from the Company on December 15, 2021.
Other Elements of Compensation
To remain competitive with other companies and to retain, attract and motivate highly talented executives, we provided certain other benefits to our NEOs in 2021, including health, wellness and retirement benefits.
Executive Perquisites
We do not offer significant individual perquisites to our NEOs such as car allowances, club memberships, and tax and financial planning. Mr. Valencia is provided a leased car as an element of his compensation in his Switzerland-based role.

International Assignment Benefits
We maintain an International Assignment Policy for certain employees who accept an international assignment at the request of Dana. The benefits under this program generally include some or all of the following benefits as needed: cost of living allowance, location premium, relocation allowance, housing allowance, transportation allowance, tax preparation, assignment completion payment, repatriation allowance and annual home leave. Mr. Aghili received benefits under this program in 2021 reflecting trailing costs associated with the end of his assignment and repatriation in 2020.
For more information on the benefits provided to Mr. Aghili, see the “Summary Compensation Table” and related footnotes.
Health and Welfare – Wellness Benefits
We provide other benefits such as medical, dental, life insurance, accidental disability and dismemberment insurance, short-term disability and long-term disability to our NEOs, which are also provided to all eligible U.S.-based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. Our NEOs and certain other manager-level employees may also purchase supplemental long-term disability insurance.
As part of our employee health and wellness benefit initiatives, we provide to certain executives, including our NEOs, an executive physical program in which we strongly encourage participation. The benefit provides an annual routine wellness examination and physical at a cost to Dana of approximately $2,600 per executive with a slightly higher cost for initial participation.
Retirement Benefits
We maintain a tax-qualified, “safe harbor” 401(k) plan for our employees, including the NEOs. Eligible participants may make voluntary contributions to the plan up to Internal Revenue Code limits. Dana makes both matching contributions and a fixed contribution to each eligible employee’s 401(k) plan account. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation, providing a maximum employer match of 4% of compensation to an employee. We give a company fixed contribution equal to 3.5% of each eligible employee’s compensation.
We provide a non-qualified savings plan (restoration plan), to which we credit amounts to participants, including our NEOs, that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.
We also administer a non-qualified defined contribution supplemental executive retirement plan (SERP) for certain executives, including our NEOs. We believe that the SERP enables us to provide our NEOs with a competitive retirement program in line with our peers. A portion of the SERP benefit is based on our performance.
We offer a non-qualified deferred compensation plan that allows eligible employees, including our NEOs, to defer base salary and/or incentive pay to be paid at a future date. For more information regarding our non-qualified retirement programs, see the narrative following the “Nonqualified Deferred Compensation” table.
How We Make Compensation Decisions
Role of the Compensation Committee and Chairman and CEO
The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers and, in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chair and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE) and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
Rachel A. Gonzalez served as Chair of the Compensation Committee during 2021. The other members of the Compensation Committee serving in 2021 included Michael J. Mack, Jr., R. Bruce McDonald and Diarmuid B. O’Connell.
The Compensation Committee’s responsibilities include, but are not limited to:
►	Reviewing our executive compensation philosophy and strategy;
►	Participating in the performance evaluation process for our Chairman and CEO;
►	Setting base salary and incentive opportunities for our Chairman and CEO and other senior executives;
►	Establishing the overarching pay philosophy for Dana’s management team;

►
Establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved; and

►	Recommending employment and severance agreements for our Chairman and CEO and other senior executives to the Board.
The Compensation Committee holds executive sessions without the participation of any member of executive management, including the NEOs, typically to discuss compensation matters pertaining to the Chairman and CEO. Each year, the Committee reviews the performance and total compensation package of our NEOs and reviews and establishes each NEO’s total target and actual compensation for the current year including base salary, annual bonus opportunities and long-term incentive awards.
Our Chairman and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs other than with respect to his own compensation.
Compensation decisions are made by the Compensation Committee using its sole judgment. The Compensation Committee focuses primarily on each NEO’s performance against his or her financial and strategic objectives, Dana’s overall performance, and a business unit’s performance where applicable, while reserving authority to make decisions based on overall business performance, conditions and challenges.
Role of the Independent Compensation Consultant
The Compensation Committee’s charter states the Committee may retain outside compensation consultants, legal counsel or other advisors. The Committee retains an independent compensation consultant, Mercer (US) Inc. (Mercer), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (MMC), to advise it on certain compensation matters. The Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing.
In connection with the Compensation Committee’s engagement of Mercer, the Committee considered factors relevant to Mercer’s independence, including six factors specified by NYSE rules, and determined that Mercer’s work does not raise any conflict of interest. The Committee requested Mercer’s advice on a variety of issues, including compensation strategy, market comparisons, review of our Peer Group, pay and performance alignment versus industry peers, executive pay trends, stock ownership guidelines, compensation best practices and potential compensation plan designs and modifications.
Mercer provided the Peer Group and general industry compensation data to management and the Compensation Committee, and it was used as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for all of our NEOs at the beginning of 2021.
In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, Mercer provided select services for Dana in various other capacities in 2021. Those services included other global compensation consulting where Mercer data was most relevant in a given country. Mercer’s fees for executive compensation consulting in fiscal year 2021 were $179,205. During the fiscal year, Dana retained Mercer (and its MMC affiliates) to provide services unrelated to executive compensation. The aggregate fees paid for these other services were $16,825. These other services were not approved by our Board of Directors or the Compensation Committee because they relate to broad-based compensation and benefit plans. Our management used Pay Governance LLC (Pay Governance) for additional executive compensation advice.
Compensation Policies and Practices
Dana’s Stock Ownership Guidelines
Our NEOs must comply with stock ownership guidelines that require executives to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the executive’s annual base salary and the average stock price during the prior calendar year.
To further strengthen our ownership culture and alignment with the interests of our shareholders, the Compensation Committee approved several changes to the stock ownership guidelines for senior executives, including the NEOs, which took effect January 1, 2021, as reflected below.
►	Increased the multiple applicable to the Chairman and Chief Executive Officer from 5x to 8x;
►	Increased the multiple applicable to the Chief Financial Officer from 3x to 5x;
►	Extended ownership requirements to include all Company senior vice presidents;
►	Eliminated the phased approach to ownership achievement; and
►	Restricted the sale of shares acquired upon vesting of awards until ownership requirements have been met.

In determining that the ownership requirements are satisfied, we generally include RSUs that have been granted and any shares owned outright by the executive. Stock options and unearned performance shares are not counted in determining stock ownership for this purpose. Executives have five years beginning from date of hire or promotion into an applicable role in which to attain compliance. Ownership requirements are shown below.
Title	Ownership Multiple
Chairman and Chief Executive Officer	8x Base Salary
Chief Financial Officer	5x Base Salary
Executive Vice Presidents and General Counsel	3x Base Salary
Senior Vice Presidents	1x Base Salary
All NEOs had exceeded, met or were on track to meet their ownership requirement as established under our guidelines.
Clawback Provisions
To mitigate risk to Dana of paying either annual or long-term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Committee will make a recommendation to the independent members of the Board as to whether to seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results. In the case of Mr. Kamsickas, his executive employment agreement sets forth clawback provisions in addition to the Clawback Policy provisions described above. These additional clawback provisions are described below under “CEO Employment Agreement.”
Hedging and Pledging of Dana Stock
Under the terms of our “Insider Trading Policy”, no employee, officer or non-employee Director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in Dana’s stock price. Similarly, no employee, officer or director may enter into hedging transactions in Dana’s stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (i.e., puts, calls, options, swaps, forward contracts or collars) or other speculative transactions relating to Dana’s stock. Pledging of Dana’s stock is also prohibited.
Equity-Based Grant Practices
Under our equity-based grant practices, we make regular equity-based grants to eligible employees, including our NEOs, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of any stock options, is the closing price of our common stock on the NYSE on the date of the grant. We also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be officers subject to Section 16 of the Exchange Act, including NEOs, the grants are authorized by the Committee.
Mitigation of Potential Risk in Pay Programs
The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on Dana. To avoid excessive risk-taking behaviors, Dana has put in place several mechanisms, including, but not limited to:
►	Stock ownership guidelines;
►	Caps on annual incentive payouts;
►	Financial performance-based annual incentive program;
►	Long-term incentive awards that are delivered primarily in the form of equity;
►	Mix of multiple types of awards and performance assessment periods;
►	Use of multiple metrics and performance periods to determine annual and long-term incentive payouts; and
►	Clawback and anti-hedging and pledging policies.

CEO Employment Agreement
As Chairman and Chief Executive Officer, Mr. Kamsickas has an executive employment agreement with the Company. Terms of the employment agreement can be found in the “CEO Employment Agreement” section below. No other NEO has an employment agreement.
Severance Arrangements
We administer an executive severance plan (Executive Severance Plan) in which our current NEOs participate, except for Mr. Kamsickas, whose severance compensation, other than for a change in control, is governed by his employment agreement. We also provide a double-trigger change in control severance plan (Change in Control Severance Plan) in which all of our NEOs participate. The Change in Control Severance Plan provides severance benefits as a result of a qualifying termination of employment after a change in control. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants and non-compete agreements.
Executive Severance Plan
The Executive Severance Plan provides severance compensation to eligible executives, including our NEOs whose employment is involuntarily terminated other than by reason of death, disability or cause prior to a change in control. Severance compensation for our Chairman and CEO is provided in his employment agreement.
Change in Control Severance Plan
The Change in Control Severance Plan provides severance benefits to eligible executives whose employment is involuntary terminated as a result of a change in control. Each of our current NEOs is eligible to participate in the plan. We believe that such a plan helps to both retain and attract executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Severance Plan helps to increase shareholder value by encouraging executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in termination of their employment. The plan contains a double-trigger provision (i.e., termination of employment after a change in control) for the vesting of equity awards and for distributing severance payments in the event of any change in control. No excise tax gross-up is provided under this plan.
Additional information on the terms and conditions of these plans as they relate to our NEOs is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.
Impact of Accounting and Tax Treatments
Internal Revenue Code Section 162(m)
Generally, Section 162(m) limits the deductibility of compensation paid to our covered executive officers in excess of $1 million per year. Tax deductibility is only one of a number of factors the Compensation Committee may consider in evaluating the Company’s executive compensation program and its effectiveness in retaining, attracting, motivating and rewarding its senior leaders.
Accounting for Stock-Based Compensation
We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC 718, Compensation – Stock Compensation. Further information about this accounting treatment can be found in Notes 1 and 11 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2021.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
Compensation Committee
Rachel A. Gonzalez, Chair
Brett M. Icahn
Michael J. Mack, Jr.
R. Bruce McDonald
Diarmuid B. O‘Connell
February 15, 2022

EXECUTIVE COMPENSATION
The following table summarizes the compensation of our Chairman and CEO, Senior Vice President and CFO, former Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2021 (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.
SUMMARY COMPENSATION TABLE
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
James K. Kamsickas Chairman and Chief Executive Officer	2021	1,237,500	0	8,478,178	0	467,188	0	433,137	10,616,003
	2020	1,050,000	0	8,282,900	0	750,000	0	453,532	10,536,432
	2019	1,169,400	0	5,940,761	0	1,045,750	0	498,789	8,654,700
Timothy R. Kraus Senior Vice President and Chief Financial Officer	2021	459,993	0	526,550	0	134,550	0	66,836	1,187,929
Jonathan M. Collins Former Executive Vice President and Chief Financial Officer	2021	677,917	0	2,187,937	0	0	0	90,115	2,955,969
	2020	648,850	0	2,228,536	0	273,200	0	206,611	3,357,197
	2019	647,250	0	1,580,663	0	354,333	0	222,844	2,805,090
Aziz S. Aghili Executive Vice President and President, Heavy Vehicle	2021	635,000	0	1,866,082	0	155,480	0	39,788	2,696,350
	2020	560,500	0	1,640,443	0	221,250	0	1,338,952	3,761,145
	2019	561,250	0	1,302,494	0	294,930	0	1,360,201	3,518,875
Douglas H. Liedberg Senior Vice President, General Counsel and Secretary, Chief Compliance and Sustainability Officer	2021	543,750	0	1,219,614	0	115,115	0	163,048	2,041,527
	2020	498,750	0	1,203,447	0	170,625	0	139,084	2,011,906
Antonio Valencia(6) President, Power Technologies and Senior Vice President, Global Electrification	2021	525,391	0	907,904	0	106,087	0	142,289	1,681,671
Footnotes:
(1)	The latest position held by the named executive officer as of December 31, 2021.
(2)
With respect to the 2021, 2020 and 2019 grants, this column shows the grant date value of the PSAs and RSUs computed in accordance with FASB ASC 718, Compensation – Stock Compensation. Also included in this column are dividend equivalent units earned on RSUs in the applicable year which are subject to the same vesting conditions as the underlying awards. Additionally, included in this column for 2021 are the incremental accounting costs arising from the adjustment made to the 2019 PSAs. Refer to the 2019 LTIP Performance portion of the “Compensation Discussion and Analysis” section above for additional information regarding these adjustments. For additional information regarding the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 11 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2021. Refer to the “Grants of Plan-Based Awards” table below for information on awards made in 2021. Refer to the “Outstanding Equity Awards at Fiscal Year-End” table for the market value of awards not vested as of December 31, 2021. The values of the PSAs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Kamsickas—$7,187,481; Mr. Kraus—$351,872; Mr. Aghili—$1,356,972; Mr. Liedberg—$1,049,992; Mr. Valencia—$832,843. Mr. Collins forfeited all outstanding grants upon his voluntary departure from the Company effective December 15, 2021.

(3)
Based upon the financial performance for the three-year period ending December 31, 2021, the PSAs that were granted in 2019 as part of the NEOs 2019 LTIP award resulted in aggregate payout of 24.4% of target as summarized below:

Name	Total 2019 LTIP Grant Value	Value of RSUs	Value of PSAs	Value of Actual Payout of PSAs
James K. Kamsickas	$5,936,240	$3,054,756	$2,881,484	$937,149
Timothy R. Kraus	$350,211	$180,137	$169,984	$55,270
Aziz S. Aghili	$1,279,018	$646,520	$632,498	$205,699
Douglas H. Liedberg	$766,017	$394,154	$371,864	$120,923
Antonio Valencia	$315,213	$162,178	$153,036	$49,748
Pre-Tax Return on Invested Capital (ROIC) and Adjusted EBITDA Margin (Margin) were the performance metrics applicable to the 2019 PSAs. The weighted payout was 24.4% of target, the product of a 49% ROIC result and a 0% Margin result based on the decisions described in the 2019 LTIP performance portion of the “Compensation Discussion and Analysis” section above.
(4)
This column shows the cash incentive awards earned for performance under our 2021 AIP. For years 2020 and 2019, the amount shown reflects cash incentive awards pursuant to the annual incentive payable in the reported year.

(5)	The total values shown for the individuals during 2021 include benefits set forth below.
a.
James K. Kamsickas: $21,750 for contributions to Dana Retirement Savings Plan (401(k)); $127,313 for credits to Dana Restoration Plan; $273,355 representing the change in value of the supplemental executive retirement plan; $8,964 for life benefits (including AD&D and group variable universal life insurance); and $1,755 for business-related spousal travel.

b.
Timothy Kraus: $22,917 for perquisite allowance (earned prior to being named Senior Vice President and Chief Financial Officer); $21,750 for contributions to Dana Retirement Savings Plan (401(k)); $20,997 for credits to Dana Restoration Plan; and $1,172 for life benefits (including AD&D and group variable universal life insurance).

c.
Jonathan M. Collins: $21,750 for contributions to Dana Retirement Savings Plan (401(k)); $0 for credits to Dana Restoration Plan; $65,020 representing the change in value of the supplemental executive retirement plan; $770 for life benefits (including AD&D and group variable universal life insurance); and $2,575 for executive physical.

d.
Aziz S. Aghili: $21,750 for contributions to Dana Retirement Savings Plan (401(k)); $42,469 for credits to Dana Restoration Plan; $177,380 representing the change in value of the supplemental executive retirement plan; $3,653 for life benefits (including AD&D and group variable universal life insurance); and $(205,464), for international assignment benefits, comprised primarily of assignment-related tax credits, and which includes tax gross-up payments totaling $35,593.

e.
Douglas H. Liedberg: $21,750 for contributions to Dana Retirement Savings Plan (401(k)); $31,828 for credits to Dana Restoration Plan; $107,945 representing the change in value of the supplemental executive retirement plan; and $1,525 for life benefits (including AD&D and group variable universal life insurance).

f.	Antonio Valencia: $41,250 for company car benefit; and $101,039 for contributions to his pension fund.
(6)	Mr. Valencia’s compensation was generally denominated in Swiss francs and was converted to US dollars using a year-end average exchange rate of 1.091715 US dollars per Swiss franc.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2021 under the 2017 Dana Incorporated Omnibus Incentive Plan (the “2017 Plan”), the 2021 Dana Incorporated Omnibus Incentive Plan (the “2021 Plan”) and the 2021 Annual Operating Plan.
Grants of Plan-Based Awards at Fiscal Year-End
Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James K. Kamsickas	Performance Share Award	2/9/2021				38,346	153.382	306,764				3,593,740
	Restricted Stock Unit Award	2/9/2021							162,609			3,816,585
	2019 Performance Share Award Adjustment(5)	8/20/2021										1,067,852
	Annual Incentive Plan		390,625	1,562,500	3,125,000
Timothy R. Kraus	Performance Share Award	2/9/2021				1,877	7,509	15,018				175,936
	Restricted Stock Unit Award	2/9/2021							7,994			187,647
	Restricted Stock Unit Award	12/8/2021							4,297			99,991
	2019 Performance Share Award Adjustment(5)	8/20/2021										62,976
	Annual Incentive Plan		112,500	450,000	900,000
Jonathan M. Collins(6)	Performance Share Award	2/9/2021				9,838	39,353	78,706				922,041
	Restricted Stock Unit Award								41,795			981,017
	2019 Performance Share Award Adjustment(5)	8/20/2021										284,880
	Annual Incentive Plan		161,100	644,400	1,288,800
Aziz S. Aghili	Performance Share Award	2/9/2021				7,240	28,958	57,916				678,486
	Restricted Stock Unit Award	2/9/2021							30,866			724,505
	Restricted Stock Unit Award	11/1/2021							10,000			228,700
	2019 Performance Share Award Adjustment(5)	8/20/2021										234,391
	Annual Incentive Plan		130,000	520,000	1,040,000
Douglas H. Liedberg	Performance Share Award	2/9/2021				5,602	22,407	44,814				524,996
	Restricted Stock Unit Award	2/9/2021							23,725			556,825
	2019 Performance Share Award Adjustment(5)	8/20/2021										137,793
	Annual Incentive Plan		96,250	385,000	770,000
Antonio Valencia	Performance Share Award	2/9/2021				4,443	17,773	35,546				416,421
	Restricted Stock Unit Award	2/9/2021							18,483			433,566
	2019 Performance Share Award Adjustment(5)	8/20/2021										57,917
	Annual Incentive Plan		88,702	354,807	709,615
Footnotes:
(1)
These columns reflect the potential payments for each of the named executive officers under our 2021 AIP. As discussed in the Annual Performance-Based Cash Incentive section of the “Compensation Discussion and Analysis” above, the actual payout for the 2021 AIP was 12.4% of target based on 2021 performance against established metrics. Refer to the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for individual payouts. Refer to the 2021 AIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(2)
These columns reflect the potential issuance of shares for each of the NEOs under the PSA component of the 2021 LTIP. As discussed in the LTIP awards section of the “Compensation Discussion and Analysis,” PSAs account for fifty percent (50%) of the 2021 LTIP and such awards cliff vest at the end of the three-year period based on performance against established metrics. Refer to the 2021 LTIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payouts listed.

(3)
This amount represents the number of RSUs granted as a component of the 2021 LTIP and the dividend equivalent units granted in 2021. As discussed in the LTIP section of the “Compensation Discussion and Analysis,” RSUs accounted for fifty percent (50%) of the 2021 LTIP. The RSUs ratably vest over the three (3) year period after the date of grant.

(4)
This column represents the fair value (at grant date) of PSAs, RSUs and dividend equivalents granted to each of the NEOs in 2021. The value of the PSAs and RSUs is calculated using the closing stock price on the date of grant. The value of PSAs assumes a target level of performance. The value of the dividend equivalents is calculated using the closing stock price on the dividend payment date.

(5)
These rows represent the incremental accounting cost associated with the adjustments made to the 2019 PSAs in accordance with FASB ASC 718, Compensation – Stock Compensation. Refer to the 2019 LTIP Performance portion of the “Compensation Discussion and Analysis” section above for additional information on these adjustments.

(6)	Mr. Collins forfeited all long-term incentive plan grants and his 2021 annual incentive plan award upon his voluntary departure from the Company effective December 15, 2021.
The following table provides information on stock options, PSAs and RSUs awarded under the 2012, 2017 and 2021 Omnibus Incentive Plans for each named executive officer that were outstanding as of December 31, 2021.
Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2021 of $22.82 per share.
Outstanding Equity Awards at Fiscal Year-End
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
James K. Kamsickas					155,936(1)	3,558,460	306,764(4)	7,000,354
					228,962(2)	5,224,913	442,918(5)	10,107,389
					178,432(3)	4,071,818	41,067(6)	937,149
Timothy R. Kraus					11,929(1)	272,220	15,018(4)	342,711
					11,763(2)	268,432	22,762(5)	519,429
					10,522(3)	240,112	2,422(6)	55,270
Jonathan M. Collins (7)					0(1)	0	0(4)	0
					0(2)	0	0(5)	0
					0(3)	0	0(6)	0
Aziz S. Aghili					39,484(1)	901,025	57,916(4)	1,321,643
					45,372(2)	1,035,389	87,774(5)	2,003,003
					37,764(3)	861,774	9,014(6)	205,699
Douglas H. Liedberg	2,777		16.19	2/25/2023	22,778(1)	519,794	44,814(4)	1,022,655
					35,105(2)	801,096	67,918(5)	1,549,889
					23,023(3)	525,385	5,299(6)	120,923
Antonio Valencia					18,067(1)	412,289	35,546(4)	811,160
					16,186(2)	369,365	31,320(5)	714,722
					9,473(3)	216,174	2,180(6)	49,748
Footnotes:
(1)
RSUs granted on February 9, 2021 vest ratably on the subsequent three (3) grant date anniversaries. Figures also include additional grants for Mr. Kraus (4,297 RSUs on December 8, 2021 one (1) year cliff vest) and Mr. Aghili (10,044 RSUs on November 1, 2021 vesting ratably on the subsequent two (2) grant date anniversaries).

(2)	RSUs granted on February 10, 2020 cliff vest on February 10, 2023.
(3)	RSUs granted on February 12, 2019 cliff vest on February 12, 2022.
(4)	PSAs granted on February 9, 2021 cliff vest after three-year performance period.
(5)	PSAs granted on February 10, 2020 cliff vest after three-year performance period.

(6)	This reflects the shares earned from the PSA component of the LTIP award issued on February 12, 2019 based on weighted performance results of 24.4%.
(7)	Mr. Collins had no outstanding awards at year end as a result of their forfeiture upon his voluntary departure from the Company effective December 15, 2021.
(8)
For the PSAs granted in 2021, the amounts in this column reflect the market value of 200% of the PSAs granted (i.e., maximum performance) based on the closing stock price of $22.82 on December 31, 2021. For the PSAs granted in 2020, the amounts in this column reflect the market value of 200% of the PSAs granted (i.e., maximum performance) based on the closing stock price of $22.82 on December 31, 2021. For the PSAs granted in 2019, the amounts in this column reflect actual aggregate performance based on achievement of 24.4% of the PSAs granted for the performance period ended December 31, 2021.

The following table provides information concerning the vesting of PSAs and RSUs during the fiscal year ended December 31, 2021, for each of the named executive officers.
Options Exercised and Stock Vested During Fiscal Year
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James K. Kamsickas			173,262	3,948,950
Timothy R. Kraus			10,323	235,281
Jonathan M. Collins			46,398	1,057,494
Aziz S. Aghili			34,316	782,116
Douglas H. Liedberg			18,393	419,211
Antonio Valencia			10,251	233,639
Footnotes:
(1)	These values represent the vesting of RSUs and were determined by using the closing price of our common stock on the New York Stock Exchange on each vesting date.
The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2021.
Nonqualified Deferred Compensation at Fiscal Year-End
Name	Dana Credits in 2021 ($)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals / Distributions in 2021 ($)	Aggregate Balance on 12/31/2021 ($)
James K. Kamsickas	276,376(1)	293,101(2)	0	3,637,176(3)
Timothy R. Kraus	20,997(1)	88,967	0	435,961
Jonathan M. Collins	0(1)	114,594	0	843,009
Aziz S. Aghili	106,688(1)	214,246(2)	299,972	1,684,633(3)
Douglas H. Liedberg	85,406(1)	134,266(2)	0	722,886
Footnotes:
(1)
Includes credit for employer fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan and credit for the supplemental executive retirement plan described below. This credit is also reflected in Footnote 5 of the “Summary Compensation Table” above.

Restoration Plan Company Credits ($ value)		Supplemental Executive Retirement Plan Company Credits ($ value)
James K. Kamsickas	127,313	James K. Kamsickas	149,063
Timothy R. Kraus	20,997	Timothy R. Kraus	0
Jonathan M. Collins	0(4)	Jonathan M. Collins	0(4)
Aziz S. Aghili	42,469	Aziz S. Aghili	64,219
Douglas H. Liedberg	31,828	Douglas H. Liedberg	53,578
Antonio Valencia	0	Antonio Valencia	0
(2)	Includes earnings on employee deferrals in the deferred compensation plan.
(3)	Includes deferred compensation plan balance.
(4)	These amounts are zero (0) as a result of Mr. Collins’ voluntary departure from the Company effective December 15, 2021.

Retirement Plans
Dana maintains a non-qualified supplemental executive retirement plan for certain executives, including the named executive officers. Under the terms of the supplemental executive retirement plan, Dana established unfunded notional defined contribution accounts subject to the claims of Dana’s general creditors. Each participant account is credited on an annual basis as follows: (a) fixed employer credits – equal to 3.5% of compensation; and (b) discretionary employer credits based on the sole discretion of the Compensation Committee and Company performance not to exceed 4% of compensation. The earnings rate for each participant is based on the rates of return (positive or negative) earned by the measurement funds selected by the participant as offered for the purposes of the plan. Participants are fully vested after five (5) years of service or upon death, disability or Change in Control.
Dana also maintains a non-qualified deferred compensation plan that allows certain executives to defer base pay and/or incentive pay into unfunded notional accounts subject to the claims of Dana’s general creditors.
CEO EMPLOYMENT AGREEMENT
Mr. Kamsickas became President and Chief Executive Officer and a member of the Board of Directors of Dana effective August 11, 2015. Under the terms of his employment agreement, Mr. Kamsickas is entitled to the following:
►	Annual base salary;
►	Upon the achievement of target-level performance, an annual bonus;
►	Annual grants pursuant to the long-term incentive program under Dana’s 2021 Omnibus Incentive Plan; and
►	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives.
Pursuant to his employment agreement and in lieu of his participation in the Executive Severance Plan, if Dana involuntarily terminates Mr. Kamsickas’ employment without cause (as defined below) and not due to disability, or he voluntarily terminates his employment for good reason (as defined below), subject to his execution and non-revocation of a release of claims, he would be entitled to (i) severance in an amount equal to twenty-four (24) months of base salary, payable in regular payroll installments over the twenty-four (24) month period commencing on the date of termination, (ii) a bonus for the year of termination based on actual performance under the annual incentive program and a bonus for the calendar year after termination at the target amount, both payable when annual bonuses are paid to other senior executives, (iii) medical, dental, prescription drug, basic life insurance and employee assistance program benefits for twenty-four (24) months following the date of his termination subject to his payment of any required employee contributions consistent with those contributions required of active employees of Dana (and which benefits shall be coterminous with his entitlement to COBRA health benefits continuation), and (iv) outplacement benefits (having a cost not exceeding $50,000).
Pursuant to Mr. Kamsickas’ employment agreement, “cause” generally means (i) a willful and material misappropriation of any monies or assets or properties of Dana; (ii) a willful and material breach by him of the terms of his employment agreement that is demonstrably injurious to Dana and that, if capable of cure, has not been cured within thirty (30) days after written notice to him; or (iii) the conviction of, or plea of guilty or nolo contendere by him to, a felony or to any criminal offense involving his moral turpitude.
Pursuant to Mr. Kamsickas’ employment agreement, “good reason” generally means the occurrence of any of the following without his consent: (i) any material adverse change by Dana in his title, position, authority or reporting relationships with Dana; (ii) Dana’s requirement that he relocate to a location in excess of fifty (50) miles from Dana’s current office location or from any future office location acceptable to him; or (iii) any material breach by Dana of the employment agreement which is not cured within thirty (30) days after written notice by Mr. Kamsickas to Dana, which notice shall specify the breach and the nature of conduct necessary to cure such breach.
For a period of twenty-four (24) months following his termination of employment, Mr. Kamsickas is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Kamsickas has also agreed that he will not disclose Dana’s confidential information.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL
As discussed in the “Compensation Discussion and Analysis” section above, Dana maintains both an Executive Severance Plan and Change in Control Severance Plan that apply to certain senior executives, including our named executive officers.
Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers). This is followed by tables relating to Messrs. Kamsickas, Kraus, Aghili, Liedberg and Valencia.
Executive Severance Plan
In the event any eligible executive officer, except our CEO (as he is entitled to payments under his employment agreement), is involuntarily terminated by Dana without cause (as defined below) and other than due to death or disability and such termination occurs prior to a Change in Control, Dana will pay the executive an amount equal to twelve (12) months of base salary, the cost of COBRA premiums for twelve (12) months, and an annual incentive plan (AIP) payment equal to a full year, subject to actual performance results. Additionally, the executive will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000.
Change in Control Severance Plan
The Change in Control Severance Plan (CIC Plan) is designed to provide severance benefits to all eligible executive officers whose employment is terminated as a result of a change in control of Dana. Dana’s current named executive officers are eligible to participate in the CIC Plan. Under the CIC Plan, any participant who incurs a qualifying termination (as defined below) will be entitled to receive two times the sum of the individual’s salary and target bonus (three times the sum of his or her salary and his or her target bonus, in the case of the CEO and CFO) for the year in which termination occurs. As of the termination date, each named executive officer will be entitled to: (i) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued; (ii) a pro rata portion of his or her annual target bonus for the year in which termination occurs; (iii) all equity awards vesting in full (with the target number of performance shares, if applicable) and becoming fully exercisable; (iv) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two years (three years for the CEO) of subsidized COBRA; and (v) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for the CEO). The CIC Plan does not provide for any excise tax gross-up payments to executive officers in connection with a change in control and instead includes provisions requiring a cutback of the benefits payable under the plan if it would result in the executive receiving a greater payment on an after-tax basis (after accounting for any excise taxes that would otherwise be triggered). Payments under the CIC Plan are payable in a lump-sum subject to execution of a release of claims against Dana.
For purposes of the CIC Plan, “qualifying termination” generally means (i) an executive’s involuntary termination of employment with Dana during the 24-month period following a change in control other than a termination by reason of death, disability or for cause or (ii) an executive’s resignation of employment with Dana during such period for good reason.
Equity Award Provisions
Pursuant to the award agreements for the RSUs, if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement, all outstanding RSU awards are prorated based on the number of full months of employment on the termination date within each vesting period. In the event of a change in control and the recipient is still employed with Dana, RSUs become nonforfeitable and payable to the recipient. Pursuant to the award agreements for performance shares, if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement, the outstanding performance awards shall remain eligible to vest, prorated based on the number of full months of employment from the grant date through the termination date, and based on actual performance during the performance period. If, during the performance period, a change in control occurs and the recipient is still employed with Dana, then the recipient shall automatically vest a prorated portion of the performance shares (based on the number of full months the recipient is employed by Dana from the grant date and ending on the date of the change in control), assuming target performance for such purpose, subject to eligibility for full vesting in accordance with the CIC Plan described above.

The following tables set forth the potential payments that would have been due to our named executive officers upon termination or a change of control as of December 31, 2021.
James K. Kamsickas
The following table describes the potential termination and change in control payments to Mr. Kamsickas, Dana’s Chairman and Chief Executive Officer, under a variety of circumstances.
Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause or Voluntary Termination with Good Reason (No Change in Control)
Cash Compensation
Separation Payment	$8,437,500(1)		$2,500,000(2)
Annual Incentive Award	$1,562,500(3)	$467,188	$2,029,688(4)
Long-Term Incentive
Performance Shares	$8,553,872(5)	$5,472,989(6)	$5,472,989(6)
Restricted Stock Units	$12,855,191(7)	$8,027,049(8)	$8,027,049(8)
Benefits and Perquisites
Health insurance, etc.	$51,257(9)		$34,171(10)
Restoration Plan(11)	$1,290,952	$1,290,952	$1,290,952
SERP(12)	$1,388,204	$1,388,204	$1,388,204
Accrued Vacation(13)	$104,167	$104,167	$104,167
Other
Outplacement	$50,000		$50,000
Total	$34,293,643	$16,750,549	$20,897,220
Footnotes:
(1)
Mr. Kamsickas would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3) pursuant to the terms of our Change in Control Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Kamsickas would be better served having amounts reduced to Section 280G limits than paying the excise tax.

(2)	Mr. Kamsickas is entitled to receive an amount equal to 24 months of his annual base salary pursuant to the terms of his executive employment agreement.
(3)	Mr. Kamsickas is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)
Upon a termination without cause or for good reason in the absence of a change in control, Mr. Kamsickas is entitled to receive an amount equal to his target bonus as well as a bonus for the year of termination based on actual results pursuant to his executive employment agreement.

(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2020 and 2021; actual performance for 2019.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)
Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of three (3) years.

(10)
Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.

(11)
Mr. Kamsickas is eligible to receive his Restoration Plan benefit effective December 31, 2021. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	Mr. Kamsickas is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2021.
(13)	For purposes of this table, we assumed Mr. Kamsickas did not take any vacation in 2021.

Timothy R. Kraus
The following table describes the potential termination and change in control payments to Mr. Kraus, Dana’s Senior Vice President and Chief Financial Officer, under a variety of circumstances.
Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,100,000(1)		$600,000(2)
Annual Incentive Award	$450,000(3)	$134,550	$134,550(4)
Long-Term Incentive
Performance Shares	$431,070(5)	$285,524(6)	$285,524(6)
Restricted Stock Units	$780,763(7)	$439,171(8)	$439,171(8)
Benefits and Perquisites
Health insurance, etc.	$34,174(9)		$17,087(10)
Restoration Plan(11)	$435,961	$435,961	$435,961
SERP(12)	$0	$0	$0
Accrued Vacation(13)	$50,000	$50,000	$50,000
Other
Outplacement	$25,000		$25,000
Total	$4,306,968	$1,345,206	$1,987,293
Footnotes:
(1)
Mr. Kraus would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3) pursuant to the terms of our Change in Control Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Kraus would be better served having amounts reduced to Section 280G limits than paying the excise tax.

(2)	Mr. Kraus is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Kraus is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Kraus is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2020 and 2021; actual performance for 2019.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Kraus would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.
(10)	Mr. Kraus would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of one (1) year.
(11)
Mr. Kraus is eligible to receive his Restoration Plan benefit effective December 31, 2021. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	Mr. Kraus did not participate in the supplemental executive retirement plan in 2021.
(13)	For purposes of this table, we assumed Mr. Kraus did not take any vacation in 2021.

Aziz S. Aghili
The following table describes the potential termination and change in control payments to Mr. Aghili, Dana’s Executive Vice President and President, Heavy Vehicle, under a variety of circumstances.
Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,340,000(1)		$650,000(2)
Annual Incentive Award	$520,000(3)	$155,480	$155,480(4)
Long-Term Incentive
Performance Shares	$1,662,323(5)	$1,093,626(6)	$1,093,626(6)
Restricted Stock Units	$2,798,188(7)	$1,645,961(8)	$1,645,961(8)
Benefits and Perquisites
Health insurance, etc.	$24,634(9)		$12,317(10)
Restoration Plan(11)	$769,478	$769,478	$769,478
SERP(12)	$949,405	$949,405	$949,405
Accrued Vacation(13)	$54,167	$54,167	$54,167
Other
Outplacement	$25,000		$25,000
Total	$9,143,195	$4,668,117	$5,355,434
Footnotes:
(1)	Mr. Aghili would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.
(2)	Mr. Aghili is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Aghili is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Aghili is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2020 and 2021; actual performance for 2019.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)
Mr. Aghili is eligible to receive his Restoration Plan benefit effective December 31, 2021. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	Mr. Aghili is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2021.
(13)	For purposes of this table, we assumed Mr. Aghili did not take any vacation in 2021.

Douglas H. Liedberg
The following table describes the potential termination and change in control payments to Mr. Liedberg, Senior Vice President, General Counsel and Secretary, Chief Compliance and Sustainability Officer under a variety of circumstances.
Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$1,870,000(1)		$550,000(2)
Annual Incentive Award	$385,000(3)	$115,115	$115,115(4)
Long-Term Incentive
Performance Shares	$1,286,272(5)	$807,988(6)	$807,988(6)
Restricted Stock Units	$1,846,275(7)	$1,130,115(8)	$1,130,115(8)
Non-qualified Stock Options	$18,412(9)	$18,412(9)	$18,412(9)
Benefits and Perquisites
Health insurance, etc.	$34,063(10)		$17,032(11)
Restoration Plan(12)	$424,840	$424,840	$424,840
SERP(13)	$326,621	$326,621	$326,621
Accrued Vacation(14)	$45,833	$45,833	$45,833
Other
Outplacement	$25,000		$25,000
Total	$6,262,316	$2,868,924	$3,460,956
Footnotes:
(1)
Mr. Liedberg would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Liedberg would be better served paying the excise tax than having amounts reduced to 280G limit.

(2)	Mr. Liedberg is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Liedberg is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Liedberg is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2020 and 2021; actual performance for 2019.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)
Vested non-qualified stock options will terminate six (6) months after Mr. Liedberg ceases to be an employee of Dana or a subsidiary, one (1) year after death, or three (3) years after termination due to disability. Estimated value based on strike price of $16.19 and 2021 year end DAN share price of $22.82.

(10)	Mr. Liedberg would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(11)	Mr. Liedberg would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(12)
Mr. Liedberg is eligible to receive his Restoration Plan benefit effective December 31, 2021. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(13)	Mr. Liedberg is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2021.
(14)	For purposes of this table, we assumed Mr. Liedberg did not take any vacation in 2021.

Antonio Valencia
The following table describes the potential termination and change in control payments to Mr. Valencia, Dana’s President, Power Technologies and Senior Vice President, Global Electrification, under a variety of circumstances.
Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$1,801,330(1)		$545,858(2)
Annual Incentive Award	$354,807(3)	$106,087	106,087(4)
Long-Term Incentive
Performance Shares	$762,941(5)	$423,197(6)	$423,197(6)
Restricted Stock Units	$997,827(7)	$544,371(8)	$544,371(8)
Benefits and Perquisites
Health insurance, etc.	$19,651(9)		$9,825(10)
Accrued Vacation(11)	$52,486	$52,486	$52,486
Other
Outplacement	$25,000		$25,000
Total	$4,014,042	$1,126,141	$1,706,824
Footnotes:
(1)
Mr. Valencia would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.

(2)	Mr. Valencia is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Valencia is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Valencia is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2020 and 2021; actual performance for 2019.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Valencia would receive a lump sum cash payment in the amount of the employer contributions to his health insurance coverage as determined on the date of termination for a period of two (2) years.
(10)	Mr. Valencia would receive a lump sum cash payment in the amount of the employer contributions to his health insurance coverage as determined on the date of termination for a period of one (1) year.
(11)	For purposes of this table, we assumed Mr. Valencia did not take any vacation in 2021.

CEO PAY RATIO
In accordance with the Dodd-Frank Act requirement to disclose the ratio of the CEO’s annual total compensation to that of Dana’s global median employee, Dana has determined that the pay ratio for 2021 is 223:1. The ratio is based on the annual total compensation (determined in accordance with the Summary Compensation Table definition) of $47,624 which Dana paid in 2021 to its median employee, serving in a plant production line role in Lima, Ohio and the CEO’s total compensation for 2021 of $10,616,003 (in accordance with the same definition).
We elected to use the same median employee that we identified in 2020 to calculate our 2021 CEO pay ratio. In accordance with SEC rules, we determined that we had no changes to our compensation practices or employee demographics in 2021 that we reasonably believe would result in a significant change to our pay ratio disclosure.
In 2020, identification of the median employee was originally based on our global employee population of approximately 31,269, of which 23,105 were employed outside of the U.S. We excluded non-U.S. locations reflecting approximately 755 employees in Thailand, 589 in Argentina, and 199 employees in Taiwan, and such exclusions reflected 5% of our total employee population. Such employee population was evaluated as of October 31, 2020. We established a compensation measure inclusive of all cash earnings paid in the 12-month period preceding October 31, 2020. For new hires that did not provide services to Dana during the entire measurement period, compensation was annualized. All non-U.S. compensation was converted to U.S. dollars based on applicable exchange rates as of December 31, 2020.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the rule’s flexibility, the method Dana used to determine the median employee and compensation measure may be different from its peers such that the pay ratio of its peers may not be comparable.
TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA
None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2021.
For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Review of Transactions with Related Persons.”
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Gonzalez, as well as Messrs. Mack, McDonald and O’Connell, served as members of the Compensation Committee. No such member of the Compensation Committee is, or was during 2021, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries. Moreover, no such member is an officer of a company in which an executive officer of Dana is a member of its compensation committee.

PROPOSAL I SUBMITTED FOR YOUR VOTE
ELECTION OF DIRECTORS
Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his or her earlier resignation, disqualification, removal, death or other cause.
The members of our Board are elected by the holders of shares of common stock at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of twelve (12) directors. Rachel A. Gonzalez and Raymond E. Mabus, Jr., who both joined our Board in 2017, will not stand for reelection at the 2022 Annual Meeting of Shareholders. As a result, this year you are voting on ten (10) candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following current Directors for election: Ernesto M. Hernández, Gary Hu, Brett M. Icahn, James K. Kamsickas, Virginia A. Kamsky, Bridget E. Karlin, Michael J. Mack, Jr., R. Bruce McDonald, Diarmuid B. O’Connell and Keith E. Wandell. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Dana, if elected.
The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.
The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, using the same deadline for nominations under our advance notice bylaw set forth in the ‘Questions and Answers’ section above.
Dana has established criteria it considers when identifying nominees for director. Criteria for assessing nominees include a potential nominee's ability to represent the long-term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee's specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.
Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.
DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES
Our Board currently has eleven (11) non-management directors and one (1) management director. Two (2) current non-management directors will not stand for re-election. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of February 22, 2022 about each nominee for election as a Director. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.
NOMINEES FOR DIRECTOR
ERNESTO M. HERNÁNDEZ	Director since 2022

Mr. Hernández, 64, is retired. Most recently, Mr. Hernández served as President and Managing Director of General Motors de Mexico, a wholly owned subsidiary of General Motors Company, a global automotive manufacturing business, from June 2011 to August 2019 and was responsible for all operations of General Motors Company in Mexico, Central America, and the Caribbean.

Mr. Hernández is a veteran mobility-industry executive with extensive knowledge of product engineering, manufacturing, planning program management, sales, marketing, and the aftermarket. Mr. Hernández is currently a board member of Constellation Brands, Inc. and BRP, Inc. and prior board member of Grupo KUO, S.A.B. de C.V. and DINE, S.A.B. de C.V.

GARY HU	Director since 2022

Mr. Hu, 34, has been a Portfolio Manager of Icahn Capital LP a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, since October 2020. Prior to joining Icahn Capital LP, Mr. Hu held investment management roles at Silver Point Capital LP, a credit-focused investment firm, and Stockbridge Investors, the public securities affiliate of Berkshire Partners LLC.

Mr. Hu currently serves on the board of Occidental Petroleum Corporation and was previously on the board of Cloudera Inc. Mr. Hu has significant work and investment experience in the automotive industry and an educational background in finance, accounting, engineering and technology.

BRETT M. ICAHN	Director since 2022

Mr. Icahn, 42, has been a Portfolio Manager for Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses. Mr. Icahn has held a variety of investment advisory roles at Icahn Enterprises L.P. since 2002 and has served on its board since October 2020.

He is also currently a director of Newell Brands Inc. and Bausch Health Companies Inc. and was previously a director of Nuance Communications, Inc., American Railcar Industries, Inc., Take-Two Interactive Software Inc., The Hain Celestial Group, Inc., Cadus Corporation and Voltari Corporation.

JAMES K. KAMSICKAS	Director since 2015

Mr. Kamsickas, 55, has served as Chairman of the Board of Directors since December 2019 and President and Chief Executive Officer of Dana Incorporated since August 2015. Prior to joining Dana, Mr. Kamsickas served as President and Chief Executive Officer of International Automotive Components (IAC) Group S.A., a leading global supplier of automotive interior components and systems. He also served as a member of IAC’s Board of Directors from 2007-2015. Prior to that, he spent 18 years at Lear Corporation in numerous domestic and international positions, ultimately as leader of its Interior Systems Division. Mr. Kamsickas currently serves on the Board of Trustees of the United Way of Greater Toledo.

Mr. Kamsickas’ 15 years of experience as a CEO of global manufacturers of powertrains, interiors, acoustics, exteriors, seating, electrodynamics, sealing, thermal, industrial motion, aftermarket components, and systems provide him unique insight and strategic leadership capabilities to address Dana’s business challenges and opportunities.

VIRGINIA A. KAMSKY	Director since 2011

Ms. Kamsky, 68, has been Chairman and Chief Executive Officer of Kamsky Associates, Inc., a strategic advisory firm since 1980. She also served as an Executive Vice President of Foamex International, Inc., and in various leadership roles at then-Chase Manhattan Bank, including as a credit and lending officer and second vice president in charge of the Chase Corporate Division-China.

Ms. Kamsky has served on the Boards of the following public companies: Spectrum Brands Holdings, Inc., W.R. Grace and Company, Sealed Air Corporation, Shorewood Packing Corporation, Foamex International, Inc., Tecumseh Products Company, Tate & Lyle PLC, Ingram-Micro Inc., Olin Corporation and Kadem Sustainable Impact Corp. Ms. Kamsky has a strong background in strategy as well as a vast knowledge of the Asia-Pacific market that provides Dana’s Board with a unique perspective into one of Dana’s growth markets. In addition, she has served as a board member of several other publicly traded companies giving Dana’s Board a great resource to assist in evaluating best practices.

BRIDGET E. KARLIN	Director since 2019

Ms. Karlin, 65, is the Senior Vice President of Information Technology at Kaiser Permanente, an integrated managed health care consortium, since 2021. Prior to her current position, Ms. Karlin served as Global Managing Director and Global Chief Technology Officer of IBM Corporation, a technology company that creates, develops and manufactures advanced hardware, software and cloud computing technologies, leveraging AI, open source and security, from 2017 to 2021. Ms. Karlin served as General Manager of Intel Corporation from 2011 to 2017.

Ms. Karlin has over thirty years of advanced technology experience, as well as executive management, financial and business experience which provide the Board with insights to strategic growth areas in guiding Dana to be successful in global markets.

MICHAEL J. MACK, JR.	Director since 2018

Mr. Mack, 65, is retired. Most recently, Mr. Mack served as Group President, John Deere Financial Services, Global Human Resources and Public Affairs at Deere & Company, a manufacturer of agricultural, construction, and forestry machinery, diesel engines used in heavy equipment, and lawn care equipment, from October 2014 to November 2016. In addition, Mr. Mack served as the company’s President, Worldwide Construction & Forestry Division from June 2009 to October 2014. Mr. Mack also served as Senior Vice President and Chief Financial Officer of Deere from January 2006 to May 2009. He served as the company’s Vice President and Treasurer from June 2004 to January 2006. Also, Mr. Mack served as Senior Vice President, Marketing and Administration for the company's Worldwide Commercial & Consumer Equipment Division from 1999 to 2004. He held assignments in dealer systems, business development, treasury, engineering, purchasing, manufacturing and marketing during his career at Deere. Mr. Mack began his career at the John Deere Des Moines Works as a summer intern engineer.

Mr. Mack brings a strong background in executive management, serving in three different senior executive roles at a global corporation. In addition, Mr. Mack brings to the Board his expertise in corporate finance, financial reporting and accounting gained as the Chief Financial Officer of a large public company. The Board also benefits from Mr. Mack’s extensive knowledge related to the business operations of the off-highway vehicle market.

R. BRUCE MCDONALD	Director since 2014

Mr. McDonald, 61, is retired. Most recently, Mr. McDonald served as Chairman and Chief Executive Officer of Adient plc, a global automotive supplier from October 2016 to June 2018. He previously served as Executive Vice President and Vice Chairman of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from September 2014 to October 2016. Mr. McDonald also served as Executive Vice President and Chief Financial Officer from 2005 to September 2014.

Mr. McDonald joined Johnson Controls in November 2001 as Vice President and Corporate Controller and was promoted to Assistant Chief Financial Officer in 2004. Mr. McDonald’s extensive experience as Chairman and CEO of a global automotive parts supplier as well as his former roles as Vice Chairman and Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify opportunities and minimize risks.

DIARMUID B. O’CONNELL	Director since 2018

Mr. O’Connell, 58, is the former Vice President of Business Development and was a member of the executive team at Tesla, Inc., a global designer, developer, manufacturer and seller of fully electric vehicles. He served in this role from July 2006 to September 2017. Mr. O’Connell served as Chief Strategy Officer, Global Head of Business Development and Partnerships of Fair, a vehicle leasing subscription service, from January 2018 to April 2019. Mr. O’Connell previously served as Chief of Staff for Political Military Affairs at the United States State Department, where he was involved in policy and operational support to the United States military in various theaters of operation. Before his tenure in Washington, Mr. O’Connell worked in corporate strategy as a management consultant for Accenture, as co-founder of educational software developer, Real Time Learning, and as a senior executive with both McCann Erickson Worldwide and Young and Rubicam. Mr. O’Connell is currently a board member of Albemarle Corporation, Clarios International Inc., Volvo Cars Corporation and The Mobility House GmbH.

Mr. O’Connell’s strong background as a senior executive of a global automotive manufacturer such as Tesla provides the Board of Directors a valuable resource in the areas of automotive electrification and technology. Mr. O’Connell also has an extensive background in corporate strategy that the Board will be able to leverage as a part of Dana’s overall enterprise strategy. Additionally, Mr. O’Connell provides the Board a unique perspective as a former executive of a global original equipment manufacturer.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 72, is retired and has served as Lead Independent Director since December 2019. Prior to his current position, he served as Chairman of the Board of Directors from September 2016 to December 2019. Mr. Wandell served as President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer, from May 2009 to May 2015 as well as its Chairman from 2012 to May 2015. Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc. from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive and Battery Division from August 2003 to July 2006. Mr. Wandell was a board member of Harley-Davidson, Inc. and is currently a board member of Dover Corporation. He is a past chairman of the board of directors of Exide Technologies and prior member of the board of directors of Constellation Brands, Inc.

Mr. Wandell is the former Chairman and Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of external economic, social, and governance issues similar to those faced by Dana.

CORPORATE GOVERNANCE
Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.
Role of Board
The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.
Responsibilities of the Board
The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.
Pursuant to the Board’s general oversight responsibilities, among other things, the Board:
►	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;
►	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;
►	Considers long-range strategic issues and risks to Dana; and
►	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.
Executive Sessions of the Board
Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Lead Independent Director or other non-management directors. These sessions are chaired by our Lead Independent Director.
Access to Management and the Independent Registered Public Accounting Firm
Our non-management directors may meet with senior management, other employees and the independent registered public accounting firm at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the registered public accounting firm regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.
Board Performance Assessment
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board believes it or its committees could improve.
Board Leadership Structure
Under Dana’s Bylaws, the positions of Chairman of the Board and the CEO may each be held separately, or together by one person. The Board’s analysis as to whether the two positions should be combined or held separately takes into account many factors including the specific needs of Dana and the Board, the strong role of the Lead Independent Director, the specific needs of Dana, and the best interests of Dana’s shareholders. While the Board had maintained a separation of the Chairman and CEO positions since 2011, in 2019 the Board determined, after careful consideration during its annual evaluation of its leadership structure, that combining the two positions would enhance Dana’s governance structure and best serve Dana’s strategic objectives.

In addition to serving as Dana’s President and CEO since August 2015, Mr. Kamsickas was also appointed to the Chairman position in December 2019, which reflects the Board’s confidence in his ability to provide oversight and to most effectively drive Dana to achieve its strategic objectives through unified leadership. The Board determined that combining the two positions provides Dana with distinct advantages, including:
►	Leveraging Mr. Kamsickas’s deep institutional knowledge and industry experience from his service as CEO;
►	Providing critical leadership, organizational stability, and a strong bridge between the Board and the management team; and
►	Driving efficient decision making and enhanced accountability.
Importantly, the Board also determined that having Mr. Wandell, serve as Lead Independent Director, establishes an effective balance to the combined role of Chairman and CEO.
Dana’s Bylaws and Corporate Governance Guidelines provide that when the Board determines that the Chairman and CEO positions should be combined, the Board should also have a Lead Independent Director to complement the Chairman’s role, and to serve as the principal liaison between the Chairman and the independent Directors. The duties and responsibilities of the Lead Independent Director include: (i) presiding at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors; (ii) serving as the liaison between the Chairman and the independent directors; (iii) coordinating the activities of the independent directors; (iv) developing the agenda for the executive sessions and other meetings of the independent directors; (v) advising the Chairman regarding the timing, scheduling, structuring, and the agenda of Board meetings; (vi) consulting with and providing feedback to the Chairman regarding matters discussed in executive sessions and regarding other Board matters as appropriate; and (vii) advising the Chairman regarding the flow of information from management to the Board. The duties of the Lead Independent Director help ensure the effective and independent leadership of our Board. Dana’s Bylaws and Corporate Governance Guidelines require that the Lead Independent Director be elected annually, which helps to ensure that the Board evaluates Dana’s Board leadership structure at least annually.
Succession Planning
A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.
RISK OVERSIGHT
Dana maintains a risk management program overseen by our Executive Leadership Team. In particular, our Senior Vice President and Chief Financial Officer as well as Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk-taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

BOARD DIVERSITY, INDEPENDENCE AND TENURE
Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Sustainability Committee
Rachel A. Gonzalez	2017	Yes		●	●
Ernesto M. Hernández	2022	Yes		●		●
Gary Hu	2022	Yes	●			●
Brett M. Icahn	2022	Yes		●	●
James K. Kamsickas	2015	No
Virginia A. Kamsky	2011	Yes	●		●(1)
Bridget E. Karlin	2019	Yes			●	●
Raymond E. Mabus, Jr.	2017	Yes	●			●
Michael J. Mack, Jr.	2018	Yes	●	●(1)
R. Bruce McDonald	2014	Yes	●(1)	●
Diarmuid B. O’Connell	2018	Yes	●			●(1)
Keith E. Wandell	2008	Yes			●
(1)	Chair

COMMITTEES AND MEETINGS OF DIRECTORS
The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire at the 2022 Annual Meeting. Upon their appointments to the Board in January 2022, Mr. Hu became a member of both the Audit Committee and Technology and Sustainability Committee; and Mr. Icahn became a member of the Nominating and Corporate Governance Committee as well as the Compensation Committee. Mr. Hernández became a member of the Audit Committee and Technology and Sustainability Committee, and currently serves on the Compensation Committee and Technology and Sustainability Committee.
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Sustainability Committee
R. Bruce McDonald(1)	Michael J. Mack, Jr.(1)	Virginia A. Kamsky(1)	Diarmuid B. O’Connell(1)
Gary Hu	Rachel A. Gonzalez	Rachel A. Gonzalez	Ernesto M. Hernández
Virginia A. Kamsky	Ernesto M. Hernández	Brett M. Icahn	Gary Hu
Raymond E. Mabus, Jr.	Brett M. Icahn	Bridget E. Karlin	Bridget E. Karlin
Michael J. Mack, Jr.	R. Bruce McDonald	Keith E. Wandell	Raymond E. Mabus, Jr.
Diarmuid B. O’Connell
(1)	Chair
Audit Committee. As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana's financial statements; (ii) Dana's compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm's qualifications and independence; (iv) the performance of Dana's internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the NYSE (see “Director Independence” section in this proxy statement). Our Board has determined that Messrs. Mack and McDonald are each an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana's website at www.dana.com. The Audit Committee met six (6) times in 2021.
Compensation Committee. This committee establishes and evaluates Dana's executive compensation policies and programs, administers Dana's 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana's employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana's website at www.dana.com. The Compensation Committee met nine (9) times in 2021. See the “Compensation Discussion and Analysis” section above for more information.
Nominating and Corporate Governance Committee. This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence” section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana's website at www.dana.com. The Nominating and Corporate Governance Committee met six (6) times in 2021.
Technology and Sustainability Committee. This committee is responsible for assisting the Board with its oversight relating to innovation, new technologies, sustainability, and social responsibility matters. The Board of Directors has determined that all of the members of the Technology and Sustainability Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence” section in this proxy statement). A current copy of the charter of the Technology and Sustainability Committee is available to security holders on Dana's website at www.dana.com. The Technology and Sustainability Committee met five (5) times in 2021.

Board and Committee Meetings. There were eleven (11) meetings of the Board and twenty-six (26) meetings of the various committees of the Board. All directors attended each of the meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the virtual Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting last year.
NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD
The non-management directors meet at regularly scheduled executive sessions without management. Mr. Wandell is the Lead Independent Director at such sessions. Interested parties may communicate directly with Mr. Wandell or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Corporate Secretary may relay proper communications received to the Chairman of the Board.
DIRECTOR INDEPENDENCE
The Board of Directors has determined that the eleven non-management directors are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana's website at www.dana.com.
Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.
The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Rachel A. Gonzalez, Ernesto M. Hernández, Gary Hu, Brett M. Icahn, Virginia A. Kamsky, Bridget E. Karlin, Raymond E. Mabus, Jr., Michael J. Mack, Jr., R. Bruce McDonald, Diarmuid B. O’Connell, and Keith E. Wandell.
Review of Transactions with Related Persons
Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.
Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors' independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana's Director Independence Standards, as discussed above.
In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.
Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.
Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.
All interested transactions, except certain pre-approved transactions, must be disclosed in Dana’s applicable SEC filings as, and to the extent, required by applicable SEC rules and regulations.
The questionnaire, certification, Director Independence Standards, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.
Transactions with Icahn Group
In January 2022, Dana entered into a director appointment and nominating agreement, dated January 7, 2022 (the “Icahn Agreement”), with Mr. Carl C. Icahn and the entities listed therein, (collectively, the “Icahn Group”), pursuant to which Dana agreed to, on or prior to January 7, 2022 (i) increase the size of the Board of Directors to twelve (12) directors; and (ii) appoint Gary Hu and Brett M. Icahn, (collectively, the “Icahn Designees”) to the Board of Directors to fill the resulting vacancies, with such appointments effective on January 7, 2022. In addition, Dana agreed to include each Icahn Designee as part of our slate of nominees for election to the Board of Directors at the 2022 annual meeting.
From and after the date of the Icahn Agreement, so long as an Icahn Designee is a member of the Board, without the approval of the Icahn Designees who are members of the Board of Directors, the Board of Directors will not increase its size above twelve (12) directors prior to the 2022 annual meeting and eleven (11) directors after the 2022 annual meeting. In addition, the Icahn Group will be entitled, in the event any Icahn Designee resigns or for any reason fails to serve or is not serving as a director (subject to exceptions set forth in the Icahn Agreement, including as a result of such director not being nominated by us to stand for election at an annual meeting subsequent to the 2022 annual meeting or the termination of the Icahn Group’s designation rights with respect to such director in accordance with the Icahn Agreement), to designate a replacement for appointment to the Board on the terms set forth in the Icahn Agreement.
So long as an Icahn Designee is a member of the Board of Directors, the Icahn Group will also have certain rights with respect to newly created committees as set forth in the Icahn Agreement. In addition, any Board of Directors consideration of appointment and employment of named executive officers, mergers, acquisitions of material assets, dispositions of material assets, or similar extraordinary transactions, such consideration, and voting with respect thereto, will take place only at the full Board of Directors level or in committees of which one of the Icahn Designees is a member.
If at any time the Icahn Group ceases to hold a “net long position”, as defined in the Icahn Agreement, in at least (i) 8,654,048 shares of our common stock, one of the Icahn Designees will, and the Icahn Group will cause one Icahn Designee to, promptly resign from the Board of Directors; and (ii) 4,327,024 shares of our common stock, each of the Icahn Designees will, and the Icahn Group will cause each such Icahn Designee to, promptly resign from the Board of Directors.
So long as the Icahn Group holds “a net long position”, as defined in the Icahn Agreement, in at least 7,211,705 shares of our common stock, we will not adopt a Rights Plan, as defined in the Icahn Agreement, with an “Acquiring Person” beneficial ownership threshold below 20.0% of the then-outstanding shares of common stock, unless (x) such Rights Plan provides that, if such Rights Plan is not ratified by our stockholders within 270 days of such Rights Plan being adopted, such Rights Plan shall automatically expire and (y) the “Acquiring Person” definition of such Rights Plan exempts the Icahn Group up to a beneficial ownership of 19.95% of the then-outstanding common shares.

The Icahn Agreement also includes other customary voting, standstill and non-disparagement provisions. Absent an uncured breach of the material provisions of the Icahn Agreement by us, the standstill restrictions on the Icahn Group will remain in effect until the later of (i) the end of the 2022 annual meeting and (ii) such date as no Icahn Designee is on the Board of Directors and the Icahn Group no longer has any right to designate a replacement (including if the Icahn Group has irrevocably waived such right in writing).
COMPENSATION OF DIRECTORS
Our Compensation Committee is responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee Director compensation. In determining the recommendation for Director compensation, the Compensation Committee considers feedback from our Chairman and CEO, Senior Vice President and Chief Human Resources Officer, and information provided by Mercer.
The Compensation Committee elected not to make any changes to non-employee Director compensation for 2021. The table below illustrates the compensation structure for the year. Employee Directors receive no additional compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.
Non-Employee Directors Annual Retainer Compensation (cash)
Director	$110,000
Lead Independent Director (premium)	$50,000
Audit Committee Chair	$25,000
Audit Committee Member	$10,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
Governance Committee Chair	$20,000
Governance Committee Member	$10,000
Technology and Sustainability Committee Chair	$20,000
Technology and Sustainability Committee Member	$10,000

Restricted Stock Units(1)	$135,000
Footnotes:
(1)
This annual grant, equivalent to 5,877 RSUs was made pursuant to the Plan on February 10, 2021 and vested in full on February 10, 2022. Each grant is subject to accelerated vesting upon death, disability, reaching mandatory retirement age (age 73) or change in control.

Holding Requirement. The Compensation Committee maintains share ownership requirements for non-employee Directors equal to five times the annual cash retainer of $110,000, or the equivalent of $550,000 worth of common stock. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and outstanding equity awards held by the Director, including restricted stock units subject to vesting conditions. All of our Directors had either met their stock ownership requirements in 2021 or are on track to achieve their ownership requirement within the five-year time frame. In addition, Messrs. Hernández, Hu and Icahn joined the Board in January 2022 and will similarly be subject to the ownership requirement.
Deferred Compensation. Each non-employee director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-employee director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-employee Directors for 2021.
Director Compensation
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Rachel A. Gonzalez	140,000	137,288	277,288
Virginia A. Kamsky	140,000	137,288	277,288
Bridget E. Karlin	130,000	137,288	267,288
Raymond E. Mabus, Jr.	130,000	137,288	267,288
Michael J. Mack, Jr.	130,000	137,288	267,288
R. Bruce McDonald	145,000	137,288	282,288
Diarmuid O’Connell	140,000	137,288	277,288
Keith E. Wandell	170,000	137,288	307,288
Footnotes:
(1)	Employee Directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Kamsickas is not included in this table.
(2)
This column reports the amount of cash compensation earned in 2021 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. Mr. Mabus elected to defer a portion of his annual retainer in 2021. Amounts deferred are included in this column. The annual retainers are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(3)
This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (and dividend equivalent units earned in 2021). The aggregate number of outstanding stock awards (including dividend equivalent units) corresponding to the values listed at December 31, 2021 is shown below.

Name(1)	Outstanding Stock Awards (#)
Rachel A. Gonzalez	5,972
Virginia A. Kamsky	5,972
Bridget E. Karlin	5,972
Raymond E. Mabus, Jr.	9,428
Michael J. Mack, Jr.	5,972
R. Bruce McDonald	5,972
Diarmuid O’Connell	5,972
Keith E. Wandell	5,972
For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 11 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information about beneficial ownership of our securities as of February 22, 2022, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of February 22, 2022. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.
Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	Common	15,853,005	11.0%
Icahn Capital LP(2) 16690 Collins Avenue, PH Sunny Isles Beach, FL 33160	Common	14,286,505	9.91%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	Common	13,673,711	9.48%
Footnotes:
(1)
BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on January 27, 2022 holdings of common stock. It has sole voting power with respect to 15,542,920 shares of common stock and sole dispositive power with respect to 15,853,005 shares of common stock.

(2)
Carl C. Icahn and related entities (collectively, Icahn) reported on a Form 13D filed with the SEC on January 7, 2022 holdings of common stock. Icahn has shared voting power with respect to 14,286,505 shares of common stock and shared dispositive power with respect to 14,286,505 shares of common stock.

(3)
The Vanguard Group reported on a Form 13G/A filed with the SEC on February 9, 2022 holdings of common stock. It has sole dispositive power with respect to 13,334,149 shares of common stock and shared dispositive power with respect to 339,562 shares of common stock.

The following tables show the amount of Dana common stock beneficially owned as of February 22, 2022 by our current Directors and named executive officers and by our Directors and executive officers as a group.
Name of Beneficial Owner	Shares(1)	Restricted Stock Units(2)	Shares Acquirable within 60 Days	Percent of Class
Aziz S. Aghili	35,205		0	*
Rachel A. Gonzalez	32,003		0	*
Ernesto M. Hernández	0		0	*
Gary Hu	0		0	*
Brett M. Icahn	0		0	*
James K. Kamsickas	754,628		0	*
Virginia A. Kamsky	42,801		0	*
Bridget E. Karlin	14,424		0	*
Timothy R. Kraus	9,113		0	*
Douglas H. Liedberg	54,978		0	*
Raymond E. Mabus, Jr.	32,003	3,456	0	*
Michael J. Mack, Jr.	26,004		0	*
R. Bruce McDonald	52,628		0	*
Diarmuid B. O’Connell	26,004		0	*
Antonio Valencia	0		0	*
Keith E. Wandell	59,891		0	*
All Directors and executive officers as a group (18 persons)	1,152,635	3,456	0	*%
*	Represents holdings of less than one percent of Dana’s common stock
Footnotes:
(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his or her shares of common stock.

(2)
Reflects the number of restricted stock units (RSUs) credited as of February 22, 2022 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2021 Dana Incorporated Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that Dana's directors, executive officers and persons who own more than ten percent (10%) of a registered class of Dana's equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the NYSE not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2021, each of its executive officers, directors and greater than ten percent (10%) shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Since 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, has elected to hold an annual advisory vote on Dana’s executive compensation practices.
As discussed in the Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:
►	Align management incentives and shareholder interests;
►	Motivate executive management and employees to focus on business goals over short and long-term horizons; and
►	Attract and retain executive talent.
We believe that Dana’s executive compensation programs have been effective at incentivizing the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies, practices and procedures.
As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2021 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of Dana Incorporated (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).
Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.
DANA'S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2022 and recommends that the shareholders vote for ratification of such appointment. PwC has served as our independent registered public accounting firm since 1915.
As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.
DANA'S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees
PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $9.9 million and $9.3 million in the fiscal years ended December 31, 2021 and 2020, respectively. The following table shows details of these fees (in millions), all of which were pre-approved by our Audit Committee.
Service	2021 Fees	2020 Fees
Audit Fees
Audit and review of consolidated financial statements and statutory financial statements of international subsidiaries.	$8.8	$8.0

Total Audit Fees	$8.8	$8.0

Audit-Related Fees
Other audit services relating to statutory attestation services, acquisition due diligence, and new accounting standards.	$1.0	$1.1

Total Audit-Related Fees	$1.0	$1.1

Tax Fees
Assistance with tax compliance, tax audits, and tax advice.	$0.1	$0.2

Total All Other Fees	$0.1	$0.2
Audit Committee Pre-Approval Policy
Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.
The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Exchange Act, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT
The Audit Committee oversees Dana's financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the NYSE and the SEC. In addition to its duties regarding oversight of Dana's financial reporting process, including as it relates to the integrity of the financial statements, the independent auditors' qualifications and independence and the performance of the independent auditors and Dana's internal audit function, the Audit Committee also has sole authority to appoint or replace the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors as provided in Rule 10A-3 under the Exchange Act. In conducting its annual evaluation of the independent auditors and deciding to re-appoint the independent auditors, the Audit Committee considered, in addition to the firm’s independence and integrity:
►	The independent auditors’ competence and its compliance with regulations;
►	The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team;
►	The effectiveness of the independent auditors’ processes, including its quality control, timeliness and responsiveness, and communication and interaction with management; and
►	The firm’s efforts toward efficiency, including with respect to process improvements and fees.
The Audit Committee periodically considers whether an independent auditor change would be advisable. Pursuant to this review, the Audit Committee believes that PwC’s continuous relationship with Dana provides PwC with valuable institutional knowledge about Dana’s operations, policies, and practices and that changing audit firms would require significant time commitments and potentially distract Dana’s management from its focus on financial reporting and internal controls. Because of PwC’s lead audit partner rotating every five years, as presently required, along with other customary auditor staffing changes, the Audit Committee believes that PwC provides fresh audit perspective without the incremental costs associated with a change in audit firms.
The Audit Committee is involved in the selection of the independent auditor’s lead audit partner every five years, including in identification of candidates, review of qualifications, candidate interviews and review of plans for successor partner transition.
The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee's responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes, and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana's annual report on Form 10-K with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance, and other matters.
Audit Committee discussions with the independent auditors included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 1301, Communications With Audit Committees. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors' independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.
In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana's annual report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The Audit Committee
R. Bruce McDonald, Chairman
Ernesto M. Hernández
Gary Hu
Virginia A. Kamsky
Raymond E. Mabus, Jr.
Michael J. Mack, Jr.
February 15, 2022

ANNUAL REPORT TO SHAREHOLDERS
We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the Internet. Shareholders may request a paper copy of this proxy statement and the 2021 Annual Report by:
Internet www.proxyvote.com
Telephone 1-800-579-1639
Email sendmaterial@proxyvote.com
If requesting materials by e-mail, the control number found in the box marked by an arrow on the Notice and Access card will need to be provided in the e-mail request.
A copy of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2021, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Dana Incorporated, Attention: Investor Relations, 3939 Technology Drive, Maumee, Ohio 43537.
OTHER MATTERS
The Board is not aware of any other additional matters to be presented at the 2022 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2022 Annual Meeting of Shareholders, and no other shareholder has provided the required notice of the shareholder's intention to propose any matter at the 2022 Annual Meeting of Shareholders. However, under Dana's Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2022 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.
By Order of the Board of Directors

Douglas H. Liedberg
Senior Vice President, General Counsel & Secretary Chief Compliance & Sustainability Officer
March 10, 2022

DANA INCORPORATED
3939 TECHNOLOGY DRIVE
MAUMEE, OH 43537

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DAN2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69151-P65133 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DANA INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of directors:

01) Ernesto M. Hernández	06) Bridget E. Karlin
02) Gary Hu	07) Michael J. Mack, Jr.
03) Brett M. Icahn	08) R. Bruce McDonald
04) James K. Kamsickas	09) Diarmuid B. O'Connell
05) Virginia A. Kamsky	10) Keith E. Wandell

	For	Against	Abstain
2. Approval of a non-binding advisory proposal approving executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and title of the authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DANA INCORPORATED

2022 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 20, 2022
8:30 a.m., Eastern Time

Online at www.virtualshareholdermeeting.com/DAN2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and 10K Wrap are available at www.proxyvote.com

The Annual Meeting of Shareholders will be conducted in a virtual format and there will be no physical location for shareholders to attend. If you plan to participate in the Annual Meeting of Shareholders, you will be able to listen, vote, and submit questions from your home or from any remote location that has Internet connectivity. **Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/DAN2022.**

D69152-P65133

Dana Incorporated
3939 Technology Drive
Maumee, OH 43537

proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Douglas H. Liedberg and Joseph H. Heckendorn or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Dana Incorporated held of record by the undersigned on February 22, 2022, at the Annual Meeting of Shareholders to be held on April 20, 2022, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED WITH A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND WITH A VOTE FOR PROPOSALS 2 AND 3.